UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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HealthExtras, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of HealthExtras, Inc. The meeting will be held at The Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102 on June 5, 2007 at 10:00 a.m., Eastern Time.

The Notice of Annual Meeting of Shareholders and the Proxy Statement appearing on the following pages describe the formal business to be transacted at the meeting. During the meeting, we will also report on our operations. Our directors and officers, as well as a representative of PricewaterhouseCoopers LLP, our independent registered public accountants, will be present to respond to appropriate questions from shareholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to vote promptly on the Internet or by telephone, or by mailing a proxy card. You may also vote in person at the Annual Meeting even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

DAVID T. BLAIR

Chief Executive Officer

HEALTHEXTRAS, INC.

800 King Farm Boulevard

Rockville, Maryland 20850

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

The 2007 Annual Meeting of Shareholders of HealthExtras, Inc. will be held at The Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102 on June 5, 2007 at 10:00 a.m., Eastern Time, for the following purposes:

1.	To elect three directors to the class of directors whose term expires at the annual meeting of shareholders in 2010 and until their successors are elected and qualified;

2.	To approve the HealthExtras, Inc. Management Non-Equity Incentive Compensation Plan;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2007; and

4.	To transact any other business that may properly come before the meeting.

NOTE: The Board of Directors is not aware of any other business to come before the meeting.

Shareholders of record at the close of business on April 13, 2007 are entitled to vote at the Annual Meeting and any adjournment or postponement of that meeting.

We hope that you will vote your shares as soon as possible. The Board of Directors is soliciting your proxy to vote on your behalf at the meeting. You may vote by giving your proxy via the Internet, by telephone or by returning by mail the enclosed proxy card. If you hold your shares through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to vote your shares. You may also vote in person at the Annual Meeting. Your proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

THOMAS M. FARAH

Corporate Secretary

Rockville, Maryland

April 30, 2007

YOUR VOTE IS IMPORTANT. The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum.

PROXY STATEMENT

OF

HEALTHEXTRAS, INC.

2007 ANNUAL MEETING OF SHAREHOLDERS

June 5, 2007

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors to be voted at our 2007 Annual Meeting of Shareholders. The Annual Meeting will be held at The Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102 on June 5, 2007 at 10:00 a.m., Eastern Time. This proxy statement and the enclosed proxy card are first being mailed to shareholders on or about April 30, 2007.

VOTING AND PROXY PROCEDURE

Who Can Vote

You are entitled to vote your shares of HealthExtras common stock if our records show that you held your shares as of the close of business on April 13, 2007. As of the close of business on that date, 41,711,408 shares of our common stock were outstanding. Each share of common stock is entitled to one vote.

Attending the Meeting

If you are a beneficial owner of our common stock held by a broker, bank or other nominee, which is referred to as being held in “street name,” you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your bank or broker are examples of proof of ownership. If you want to vote your shares of our common stock held in street name in person at the meeting, you will have to obtain a written proxy or vote authorization in your name from the broker, bank or other nominee who holds your shares.

Voting

Quorum

A quorum consisting of a majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Votes Required to Approve Each Proposal

In voting on Proposal 1 regarding the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors will be elected by a plurality of the votes cast for the election of directors in the applicable class of directors. This means that the nominees for election as directors in a particular class of directors receiving the greatest number of votes will be elected in that class. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting on Proposal 2 regarding approval of the HealthExtras, Inc. Management Non-Equity Incentive Compensation Plan, you may vote in favor of the proposal, vote against the proposal or abstain from voting. Approval of the Management Non-Equity Incentive Compensation Plan requires the affirmative vote of a majority of the shares of common stock cast on the proposed approval of the Plan. Abstentions will have the same effect as a vote against Proposal 2. Broker non-votes will have no effect on the outcome of Proposal 2.

In voting on Proposal 3 regarding the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants, you may vote in favor of the proposal, vote against the proposal or abstain from voting. Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3.

How to Vote

This proxy statement is being sent to you on behalf of our Board of Directors for the purpose of requesting that you vote your shares at the Annual Meeting. We encourage you to vote promptly. All shareholders who are entitled to vote on the matters that come before the Annual Meeting have the opportunity to do so whether or not they attend the meeting in person.

If you hold your shares through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to vote your shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet.

If you are a registered shareholder and are unable to attend the Annual Meeting, you may give us your proxy to vote using any of the following methods:

•	by mail—by marking, dating and signing the enclosed proxy card and returning it promptly by mail in the enclosed postage-paid envelope.

•

by telephone—by calling the toll-free 1-800-PROXIES (1-800-776-9437) from any touchtone telephone. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Telephone voting facilities will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on June 4, 2007, the day before the Annual Meeting.

•

by the Internet—by accessing www.voteproxy.com and follow the on-screen instructions. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. Internet voting facilities will be available 24 hours a day, and will close at 11:59 p.m. Eastern Time on June 4, 2007, the day before the Annual Meeting.

Giving us your proxy will allow your shares to be represented and voted in accordance with your instructions at the Annual Meeting by the persons named as proxies on the proxy card. All shares of our common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions. If you submit a valid proxy to us without giving voting instructions, your shares will be voted as recommended by our Board of Directors.

The Board of Directors recommends a vote FOR each of its nominees for director, FOR approval of the Management Non-Equity Incentive Compensation Plan, and FOR ratification of PricewaterhouseCoopers LLP as independent registered public accountants.

If any matters not described in this proxy statement are properly presented at the Annual Meeting, the persons named in that proxy card will use their own judgment to determine how to vote your shares represented by your proxy. If the Annual Meeting is postponed or adjourned, your shares may be voted by the persons named in the proxy card on the new meeting date as well, unless you have revoked your proxy. We do not know of any other matters to be presented at the meeting.

Changing or Revoking a Proxy

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. To revoke your proxy you must either advise our Corporate Secretary in writing before your shares have been voted at the Annual Meeting, deliver a later dated proxy or attend the meeting and vote your shares in person. Attendance at the Annual Meeting will not in itself constitute revocation of your proxy.

PROPOSAL 1–ELECTION OF DIRECTORS

Our Board of Directors currently has nine members, divided into three classes, each consisting of three directors. The members of each class serve three-year terms that are staggered with the three-year terms of each of the other two classes such that approximately one-third of the Board is elected annually.

On April 6, 2006, the Board of Directors reduced its membership from eleven to nine, following the resignation of three Board members and the appointment of one new director, Kenneth A. Samet, to fill the one vacancy on the re-sized Board of Directors. The three directors who resigned were Thomas J. Graf, Deanna D. Strable-Soethout and Frederick H. Graefe.

The three nominees for the Board whose terms will expire in 2010 are Thomas L. Blair, William E. Brock and Edward S. Civera, all of whom are current members of the Board who have served for at least one full three-year term. The Board has determined that all of the nominees, except Thomas L. Blair, are independent under the Nasdaq Stock Market requirements.

If any nominee is unable to serve, the persons named as proxies on the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote FOR the election of all of the nominees.

Directors & Executive Officers

The following table sets forth certain information with respect to the directors and nominees for director of the Company as of April 13, 2007.

Name	Age	Position	Director Since
Nominees for terms expiring in 2010
Thomas L. Blair(1)	62	Director	1999
William E. Brock	76	Director	2000
Edward S. Civera	56	Chairman	2000

Continuing Directors whose terms expire in 2009
Steven B. Epstein	63	Director	2003
Michael R. McDonnell	43	Director	2005
Dale B. Wolf	52	Director	2003

Continuing Directors whose terms expire in 2008
David T. Blair(1)	37	Director & Chief Executive Officer	1999
Daniel J. Houston(2)	45	Director	2005
Kenneth A. Samet(3)	49	Director	2006

(1)	Thomas L. Blair is the father of David T. Blair, our Chief Executive Officer.
(2)	Mr. Houston is an executive officer of Principal Financial Group, Inc.
(3)	Mr. Samet was appointed to the Board on April 6, 2006.

The following table sets forth certain information with respect to our executive officers who are not directors.

Name	Age	Position
Michael P. Donovan(1)	48	Chief Financial Officer, Treasurer & Executive Vice President, Corporate Development
Thomas M. Farah	53	General Counsel & Secretary
Nick J. Grujich	44	Executive Vice President & Chief Operating Officer

(1)	Mr. Richard Hunt served as Chief Financial Officer & Treasurer from June 26, 2006 to March 22, 2007, at which time Mr. Donovan was appointed Chief Financial Officer & Treasurer, a position he had previously held until June 26, 2006. Mr. Donovan also continues to serve as Executive Vice President, Corporate Development.

Biographical Information of Nominees For Director

For Terms Expiring in 2010

Thomas L. Blair (Director since 1999) is the founder of HealthExtras and its predecessors, and is currently the Chairman of the board of directors of FedMed, Inc. Mr. Blair founded United Payors & United Providers, Inc. and served as its Chairman and Chief Executive Officer or Co-Chief Executive Officer until 2000, when it was sold. In 1989, Mr. Blair founded America’s Health Plan, Inc. and served as its President and Chief Executive Officer from 1989 to 1992. From 1977 until 1988, Mr. Blair was a principal of Jurgovan & Blair, Inc., which developed and managed health maintenance organizations.

William E. Brock (Director since 2000) is the founder and senior partner of The Brock Offices, a consulting firm specializing in international trade, investment and human resources. He is Senior Counselor for, and Trustee of, the Center for Strategic and International Studies in Washington, DC. A founder of the National Endowment for Democracy, he served as its Chairman from 1988 to 1991. From 1985 to 1987, he served as the United States Secretary of Labor, and from 1981 to 1985, he was United States Trade Representative. Mr. Brock also served for eight years as a member of the United States House of Representatives and for six years as a member of the United States Senate. He was recognized by the Financial Times of London, among others, as a principal “father” of the Uruguay Round of Trade Negotiations and of its result, the World Trade Organization. Mr. Brock currently also serves as a director on the boards of On Assignment, Inc. (Nasdaq: ASGN), Strayer Education, Inc. (Nasdaq: STRA) and Res-Care Inc. (Nasdaq: RSCR).

Edward S. Civera (Chairman of the Board and Director since 2000) is a business executive with over 30 years of experience in operations, accounting and finance from both the public accounting and corporate perspective. From 1997 to 2001, Mr. Civera was the Chief Operating Officer and Co-Chief Executive Officer of United Payors & United Providers, and worked with Thomas L. Blair in the founding of HealthExtras. Prior to his position at United Payors & United Providers, Mr. Civera spent 25 years with Coopers & Lybrand (now PricewaterhouseCoopers LLP), the last 15 years as both a partner and managing partner focused on financial advisory and auditing services. Mr. Civera also currently serves on the boards of directors of MCG Capital Corporation (Nasdaq: MCGC), Washington Real Estate Investment Trust (NYSE: WRIT) and MedStar Health, Inc., a non-profit health care delivery system. During 2006, he served on the board of The Mills Corporation (NYSE: MLS), which was acquired in April 2007.

Biographical Information of Continuing Directors

Whose Terms Expire in 2009

Steven B. Epstein (Director since 2003) is a founding member of the law firm of Epstein Becker & Green, P.C., one of the first law firms to specialize in health care law when established in 1973, and which has since grown to over 380 attorneys with 11 domestic offices. Mr. Epstein currently serves as the senior partner in the firm’s Washington, DC office. In 1972, prior to founding Epstein Becker & Green, Mr. Epstein was a legal consultant to the U.S. Department of Health, Education and Welfare. He currently serves on the boards of directors and boards of advisors of numerous health care and venture capital companies and educational institutions, including Emergency Medical Services Corp. (NYSE: EMS) and Discovery Holdings Ltd. (JSE: DSY), a publicly held company in Johannesburg, South Africa.

Michael R. McDonnell (Director since 2005) is the Chief Operations Officer and Chief Financial Officer of MCG Capital Corporation (Nasdaq: MCGC), a financial services company providing financing and advisory services to middle market companies. From 2004 to 2006, Mr. McDonnell served as Executive Vice President and Chief Financial Officer of MCG. From 2000 to 2004, Mr. McDonnell served as Chief Financial Officer of EchoStar Communications Corporation (Nasdaq: DISH), and from 1986 to 2000, he was with PricewaterhouseCoopers LLP, where he was admitted as a partner in 1996.

Dale B. Wolf (Director since 2003) is the Chief Executive Officer and a member of the board of directors of Coventry Health Care, Inc. (NYSE: CVH). Prior to his appointment to that position in January 2005, Mr. Wolf served for six years as Coventry’s Executive Vice President, Chief Financial Officer and Treasurer. Previously held positions include Executive Vice President of SpectraScan Health Services, Inc., a womens’ health care services company and Senior Vice President, Business Development, of MetraHealth Companies, Inc., a managed health care company. Mr. Wolf was Vice President, Specialty Operations, of the Managed Care and Employee Benefits Operations of The Travelers, an insurance company. Mr. Wolf is a director of America’s Health Insurance Plans, a national trade association representing health insurance plans that provide benefits to more than 200 million Americans, and he is a Fellow of the Society of Actuaries.

Whose Terms Expire in 2008

David T. Blair (Chief Executive Officer and Director since 1999) initially joined a predecessor of HealthExtras in 1997 as Chief Financial Officer. From 1995 to 1997, Mr. Blair was the Finance Manager of United Payors & United Providers. At United Payors & United Providers, Mr. Blair focused on its initial public offering and several strategic acquisitions. In 1994, Mr. Blair co-founded the Continued Health Care Benefit Program, which administers health care benefits to individuals leaving the United States Armed Forces. In 1995, this program was merged into United Payors & United Providers.

Daniel J. Houston (Director since 2005) has served as an Executive Vice President of Principal Financial Group (NYSE: PFG) since 2006. Mr. Houston has held several positions with the Principal Financial Group since 1984, including being named Regional Director of Group and Pension Sales in 1990, Regional Vice President in 1993, Vice President in 1997 and Senior Vice President in 2000. He serves on the board of directors for several entities that are affiliates of Principal Financial Group, including Delaware Charter Guarantee & Trust Company, Principal Bank, Principal Financial Advisors, Principal Funds Distributor, Inc., Principal Global Services Private Limited, Principal International, Inc., Principal Shareholder Services, Inc., Principal Trust Company (Asia) Limited and Professional Pensions, Inc., where he is the Chairman of the board of directors.

Kenneth A. Samet (Director since April 2006) has served since 2003 as the President and Chief Operating Officer of MedStar Health, Inc., the largest integrated health care delivery system in the Mid-Atlantic region. In October 2006, the board of directors of MedStar Health announced that Mr. Samet will become the President & Chief Executive Officer of MedStar Health effective January 1, 2008. From 2000 to 2003, Mr. Samet was the Chief Operating Officer of MedStar Health From 1990 to 2000, Mr. Samet was the President of Washington Hospital Center, and from the mid-1980’s to 1990 he held a variety of executive leadership positions with the Medlantic Healthcare Group, which merged with Helix Health in 1998 to create MedStar Health. In 1996, Mr. Samet was named the national Young Healthcare Administrator of the Year by the American College of Healthcare Executives. Previously, Mr. Samet served as the Treasurer of the Maryland Hospital Association’s Executive Committee, as a member of the boards of the National Committee for Quality Health Care, the Capital

Community Health Plan and the University of Maryland School of Nursing, and chaired the board of the District of Columbia Hospital Association. Mr. Samet currently serves on the board of directors of the American Hospital Association and is the chairman of the AHA Regional III Policy Board.

Biographical Information of Executive Officers Who Are Not Directors

Michael P. Donovan joined HealthExtras in April 1999 as Chief Financial Officer. In June 2006, Mr. Donovan was appointed Executive Vice President, Corporate Development, a newly created position, and in March 2007, he resumed the position of Chief Financial Officer. From early 1998 until early 1999, Mr. Donovan was engaged in a variety of technology and business development activities for HealthExtras. From 1992 to 1997, Mr. Donovan served as Senior Vice President of business and technology development for PHP Healthcare Corporation, and from 1989 to 1992, Mr. Donovan served as Chief Financial Officer of Direct Health, Inc. Prior to that, Mr. Donovan was a Senior Manager for KPMG, LLP, then KPMG Peat Marwick, responsible for a variety of technology and health care clients.

Thomas M. Farah joined HealthExtras in March 2002 as General Counsel, and was appointed Corporate Secretary in March 2003. Prior to joining HealthExtras, Mr. Farah was General Counsel of FedMed, Inc. From 1986 through 2000, Mr. Farah was a member, and from 1978 to 1986 he was an associate, of the law firm of Epstein Becker & Green, P.C. in its Washington, DC office. Mr. Farah’s practice involved providing legal advice to health care companies on regulatory, corporate and transactional matters.

Nick J. Grujich joined HealthExtras in February 2005 and is our Executive Vice President & Chief Operating Officer. From 1997 to 2005, Mr. Grujich served in various positions including Director of Finance, Senior Director of Finance and Vice President of Finance and Administration for Eckerd Health Services, a division of Eckerd Corporation, which until August 2004 was a subsidiary of J.C. Penney Company, Inc., specializing in pharmacy benefits management and mail order pharmacy services. From 1994 to 1997, Mr. Grujich served as Assistant Controller, Director of Finance, and Director of Practice Management of Penn Group Medical Associates, an affiliate of HealthAmerica, a subsidiary of Coventry Health Care.

PROPOSAL 2–APPROVAL OF THE

MANAGEMENT NON-EQUITY INCENTIVE COMPENSATION PLAN

On April 5, 2007, the Board of Directors adopted, subject to shareholder approval at this Annual Meeting, the HealthExtras, Inc. Management Non-Equity Incentive Compensation Plan, which we refer to as the “Non-Equity Plan.” The Non-Equity Plan will become effective as of the date it is approved by our shareholders.

The Non-Equity Plan is designed to provide cash performance-based awards to our senior management that satisfy the requirements of Section 162(m) of the Internal Revenue Code, which we refer to as the Code. Under Section 162(m), we generally may not deduct from our income for federal income tax purposes compensation paid to our Chief Executive Officer or any of the four other most highly compensated officers to the extent that those persons will receive more than $1 million in compensation in any one year. Section 162(m) refers to these individuals as “covered employees.” However, compensation that is “performance-based,” paid by us under a plan approved by the shareholders and which satisfies the other criteria under Section 162(m) can be deducted even to the extent that it exceeds $1 million in a year. In particular, we intend to utilize the Non-Equity Plan as part of our overall cash incentive award program for those covered employees. Payments to those executives pursuant to awards granted under the Non-Equity Plan will be linked to their attainment of specific corporate performance objectives established by the Board. If our shareholders do not approve the Non-Equity Plan, it will terminate and, if we pay awards to our covered employees, some or all of such payments may not qualify for deduction by us from our federal income taxes.

The essential features of the Non-Equity Plan are summarized below. The summary does not purport to be a complete description of all the provisions of the Non-Equity Plan. A copy of the Non-Equity Plan is attached to this proxy statement as Exhibit A and is incorporated herein by reference. The following summary of the Non-Equity Plan is qualified in its entirety by reference to Exhibit A. The Board retains the ability to pay compensation to our senior management, including covered employees, other than pursuant to the Non-Equity Plan, including cash bonuses, that (i) exceed performance awards under the Non-Equity Plan and (ii) are paid even if the performance criteria specified in an award under the Non-Equity Plan are not met.

General

The purpose of the Non-Equity Plan is to provide financial incentives for eligible executive officers or senior managers to meet and exceed our pre-determined annual performance goals. We intend that payments under the Non-Equity Plan qualify as performance-based compensation so that the tax deductibility of the payments is not limited by Section 162(m).

Administration

The Non-Equity Plan will be administered by the Compensation Committee, or another committee or subcommittee of directors as appointed by the Board of Directors in the future, which we refer to in this Proposal 2 as the “Committee”. Any committee designated to administer the Non-Equity Plan will consist of no fewer than two members of our Board of Directors, and all of its members will be “outside directors” under Section 162(m). The Committee will have broad administrative authority to, among other things, designate participants; establish performance goals; interpret the Plan; prescribe, amend and rescind rules and regulations relating to it; and make all other determinations necessary or advisable in the administration of the Non-Equity Plan.

Eligibility & Participation

Our officers, including officers of our subsidiaries, at the level of Vice President and above will be eligible to participate in the Non-Equity Plan. However, the Non-Equity Plan is designed for officers whose responsibilities significantly influence our results. The Committee, within the time periods specified under Section 162(m), will select the officers who will participate in the Non-Equity Plan for each performance period, which typically, after 2007, will be the calendar year. The Committee may, however, designate shorter or concurrent performance periods. As of March 31, 2007, all of our executive officers would have been eligible for selection to participate in the Plan.

Determination & Payment of Awards

For each performance period designated, the Committee will assign each participant a target award and prescribe all other factors to be used for determining the amount of the award, if any, to be paid to that participant pursuant to the Non-Equity Plan for such period. For years after 2007, the performance period will generally be the calendar year. However, the Committee may specify a shorter period or concurrent periods. The Committee will also prescribe the percentage of the target award for each participant that will be determined based upon our performance factors and the percentage that will be determined based upon individual performance factors. Target awards will be expressed as a percentage of the participant’s base salary or as a stated dollar amount.

Performance factors to be used by the Committee for measurement of our performance may include any or all of the following:

•	basic earnings per share,

•	diluted earnings per share,

•	net income,

•	gross margin,

•	operating income,

•	earnings before income tax,

•	revenue,

•	cash flow from operations,

•	strategic business objectives consisting of one or more objectives based upon meeting specified cost targets,

•	client retention rates,

•	number of prescriptions processed,

•	business expansion goals,

•	goals relating to acquisitions or divestitures,

•	goals relating to capital raising and capital management, or

•	any combination of the foregoing.

The Committee may also prescribe levels of achievement that will result in an award higher or lower than the target award and set minimum achievement thresholds, below which no award based on participants’ performance goals will be earned. Notwithstanding any other provision of the Non-Equity Plan, the maximum award payable pursuant to the Non-Equity Plan to a participant for any fiscal year will be $1 million.

Any awards earned under the Non-Equity Plan will be paid in cash after the end of the performance period. The Non-Equity Plan also would permit participants to elect to defer any or all of such awards under the terms of any deferred compensation plan that we might adopt in the future.

Prior to the payment of any awards, the Committee will certify, in writing, the level of achievement for each of our performance goals for the fiscal year and the level of achievement by each participant with respect to any individual performance goals applicable to such participant’s award and the level of payment for each participant. The Committee may, in its sole discretion, adjust the amount of an award for any or all participants if it determines that circumstances, including, but not limited to, the subjective appraisal of the participant’s performance for the performance period, warrant; provided, however, that in the case of a covered employee, any such adjustment will only result in a reduced, but not an increased, payment. In the event a participant dies, becomes permanently disabled or is assigned to a different position which significantly affects his or her ability to achieve the performance goals specified, or other events have occurred which the Committee determines should be treated similarly, the Committee may pay the pro rata amount of the award based on the participant’s period of actual participation, if the award would have become earned had the participant’s employment status not changed.

Change in Control

The Non-Equity Plan provides that, at the time of grant of an award, the Committee may provide that if a participant’s employment is actually or constructively terminated during a performance period and within 365 days after a change in control, as defined in the Non-Equity Plan, the participant is to be paid the full amount of the award promptly after the date of termination of his or her employment. However, this provision is subject to an overall limit on the amount of payments or benefits made to the participant, including from the Non-Equity Plan, in connection with a change in control in order to avoid any payments which would constitute parachute payments under Section 280G of the Code. In order to avoid excess parachute payments, the payments for the Non-Equity Plan award, or other applicable payments and benefits, are required to be reduced so that the total of those payments and benefits is one dollar less than an amount equal to three times the participant’s base amount as determined in accordance with Section 280G of the Code.

Amendment & Termination of the Non-Equity Plan

The Board of Directors, in its sole discretion, may alter, amend or terminate the Non-Equity Plan, or any part thereof, at any time and for any reason. Amendments will be subject to shareholder approval to the extent that such amendment is required to ensure that payments under the Non-Equity Plan continue to be qualified under Section 162(m) as performance-based compensation. The Non-Equity Plan terminates after December 31, 2012, so that shareholders will have the opportunity to approve any continuation of the plan after that date.

Federal Income Tax Consequences

The following is a brief description of the federal income tax consequences generally arising with respect to performance-based awards that may be paid under the Non-Equity Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Non-Equity Plan.

Under present federal income tax law, participants will recognize ordinary income equal to the amount of the award received under the Non-Equity Plan at the time of its receipt. Although we normally are entitled to deduct amounts paid to our employees, including our executive officers, which constitute ordinary income, including the amount of awards under the Non-Equity Plan, Section 162(m) imposes a limit of $1 million on the amount of compensation that we may deduct for income tax purposes for payments to covered employees in a calendar year. However, certain types of compensation are exempt from this Section 162(m) limit. Awards made pursuant to the Non-Equity Plan are designed to satisfy this exemption. Therefore, as long as the awards paid pursuant to the Non-Equity Plan satisfy the requirements for the exemption from the Section 162(m) limit, the $1 million limit will not apply. It is our intention that the Non-Equity Plan be administered in a manner that preserves our deductibility of compensation paid pursuant to the Non-Equity Plan by continuing to comply with the requirements of Section 162(m).

New Plan Benefits

No awards have been granted under the Non-Equity Plan and none are anticipated to be determined or granted until after shareholder approval of the Non-Equity Plan.

Vote Required

The affirmative vote of a majority of the shares of common stock cast on the proposed approval of the Non-Equity Plan is required for approval. An “abstain” vote with respect to the Non-Equity Plan will have the same effect as a vote against that Plan. Any broker non-votes will have no effect on this item.

Other Compensation Plan Information

The following table sets forth information regarding our equity compensation plans as of December 31, 2006.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
	(Share data in thousands)
Equity compensation plans approved by security holders	3,091	$7.14	2,082
Equity compensation plans not approved by security holders	—	—	—

Total	3,091	$7.14	2,082

The Board of Directors recommends that shareholders vote FOR approval of the Management Non-Equity Incentive Compensation Plan.

PROPOSAL 3–RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed PricewaterhouseCoopers LLP to be our independent registered public accountants for the 2007 fiscal year, subject to ratification by the shareholders. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of the independent registered public accountants is not approved by a majority of the votes cast by shareholders at the Annual Meeting, other independent registered public accountants will be considered by the Audit Committee.

The Audit Committee and the Board of Directors recommend that shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants.

POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED BY

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has established a policy requiring its pre-approval of all audit services and permissible non-audit services provided by the independent registered public accountants, consistent with its charter and applicable regulatory requirements. The Audit Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service would (i) create a mutual or conflicting interest between the independent registered public accountants and us; (ii) place the independent registered public accountants in the position of auditing its own work; (iii) result in the independent registered public accountants acting in the role of management or as an employee of ours; or (iv) place the independent registered public accountants in a position of acting as an advocate for us. Additionally, the Audit Committee considers whether the independent registered public accountants are best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent registered public accountants’ familiarity with our business, personnel, systems or risk profile, and whether provision of the service by the independent registered public accountants would enhance our ability to manage or control risk or improve audit quality, or would otherwise be beneficial to us.

The Audit Committee has delegated to its Chairman the authority to address certain requests for pre-approval of services between meetings of the Audit Committee, and the Chairman must report his pre-approval decisions to the Audit Committee at its next regular meeting. The Audit Committee Policy is designed to ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to our management.

SERVICES PROVIDED BY THE INDEPENDENT AUDITORS

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accountants. The Audit Committee has appointed PricewaterhouseCoopers LLP to perform audit and other services for us and our subsidiaries. We have formal procedures in place for the pre-approval by the Audit Committee or its Chairman of all services provided by PricewaterhouseCoopers LLP. These pre-approval procedures are described above under the “Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accountants” section above.

The following fees were paid to our independent registered public accountants for the years ended December 31, 2006 and 2005. We have determined that the provision for these services is compatible with maintaining the independence of the independent registered public accountants:

	2006	2005
Audit Fees(1)	$1,088,000	$836,500
Audit-Related Fees(2)	32,000	97,000
Tax Fees(3)	45,000	49,108
All Other Fees(4)	1,500	1,500

Total	$1,166,500	$948,108

(1)	Includes (i) the audit of our consolidated financial statements included in our Form 10-K annual report and services attendant to, or required by, statute or regulation; (ii) the review of interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to filings with the SEC and other regulatory bodies; (iv) accounting consultation attendant to the audit; and (v) the audit of management’s report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Fees for the audit of our 401(k) savings plan.
(3)	Fees for U.S. federal, state and local income tax planning, tax advice, and compliance, including the preparation and review of tax returns.
(4)	Fees for a subscription to an on-line research data base.

OTHER MATTERS

The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named as proxies on the enclosed proxy card to vote, or otherwise act, in accordance with their judgment on such matters.

CORPORATE GOVERNANCE

Board & Committee Meetings

The Board of Directors conducts business through meetings and the activities of the Board and its committees, including taking actions by unanimous written consent. During the fiscal year ended December 31, 2006, the Board met five times. All of the current members of the Board attended at least 75% of the meetings held during their tenure, including meetings of committees on which they served.

Director Independence

The Board reviewed each director’s other affiliations and relationships, and has affirmatively determined that seven of the Board’s nine directors (including those standing for re-election at the Annual Meeting other than Mr. Thomas Blair) are independent under the Nasdaq Stock Market requirements, which are the director independence standards adopted and applied by the Board. In making this determination, the Board consulted with our General Counsel to ensure that the Board’s determinations were consistent with all applicable laws and regulations, including the Nasdaq Stock Market requirements. Mr. David Blair, because he is an employee of the Company, and Mr. Thomas Blair, because he is Mr. David Blair’s father, are not considered independent.

Code of Ethics & Conduct

We insist that all of our directors, officers and employees adhere to high ethical standards and comply with all applicable legal requirements when engaging in business on our behalf. Accordingly, the Board adopted a Code of Ethics & Conduct which complies with the Sarbanes-Oxley Act of 2002 and the Nasdaq Stock Market requirements, and is applicable to all of our directors, officers and employees. The Code of Ethics & Conduct, and any future changes or amendments thereto, is available on our website at www.healthextras.com.

We have established a toll-free telephone number for employees to use on a confidential basis to advise our General Counsel of any questions, reports or concerns regarding possible violations of our Code of Ethics & Conduct or of any of our policies or procedures. Employees are also invited to write to the General Counsel on a confidential basis regarding such matters. The Audit Committee, in compliance with the Sarbanes-Oxley Act of 2002, has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters. The Ethics, Governance & Nominating Committee has established procedures for the receipt, retention and treatment of complaints regarding all other ethics and governance related matters. Both committees allow for the confidential, anonymous submission by employees of concerns regarding such matters. See also “Shareholder Communications with the Board” in the Corporate Governance section of this proxy statement for information regarding shareholder communications. In no event will any action be taken against an employee for, in good faith, making a complaint or reporting known or suspected violations.

Ethics, Governance & Nominating Committee

On April 6, 2006, the Board of Directors established the Ethics, Governance & Nominating Committee, which we refer to in this Section as the “Committee”, consolidating the functions of the Nominating Committee with those of the Ethics & Compliance Committee, which was established by the Board on October 27, 2005. Members of the Committee include Daniel J. Houston, Chairman, Steven B. Epstein and Dale B. Wolf, all of whom are independent directors for purposes of the requirements of the Nasdaq Stock Market requirements. In addition to identifying candidates for the Board, this Committee focuses on a continuation of employee training and continued development of policies and procedures that range from business ethics to marketing practices and the protection of client information. The Ethics, Governance & Nominating Committee held two meetings during 2006. Its predecessors, the Nominating Committee and the Ethics & Compliance Committee, held no formal meetings. However, the members of the Ethics & Compliance Committee reviewed our corporate compliance program and reported on that review to the Board. The Ethics, Governance & Nominating Committee charter, and any future changes or amendments thereto, is available on our website at www.healthextras.com.

Director Nominations

The Ethics, Governance & Nominating Committee considers the following criteria in selecting individuals for recommendation to the Board as nominees: independence; financial, regulatory and business experience; character and integrity; education, background and skills; judgment; and, the ability to provide practical insights regarding our business. In addition, prior to recommending a current director for re-election to the Board of Directors, the Committee will consider and review the current director’s Board and committee attendance and performance, length of board service and knowledge of our business. The vote of a majority of the independent directors of the Board of Directors is required to nominate an individual for the Board of Directors.

The Ethics, Governance & Nominating Committee also will consider suggestions from shareholders for nominees to the Board of Directors that are received timely and in proper written form. To be timely, suggestions must be delivered to the Corporate Secretary within the same time frame required to have proposals included in the proxy statement as identified in the “Shareholder Proposals” section of this proxy statement. To be in proper written form, a shareholder’s nomination suggestion should set forth in writing, as to each person whom the shareholder wishes the Committee to consider for nomination for election as a director, all information relating to that person’s qualification which the suggestor believes the Committee should consider, including the biographical and other information regarding the person which would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC. The suggestor also should furnish the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, the suggestor’s own name and address as they appear on our corporate records and the number of shares of our common stock that both the suggestor and the nominee beneficially own.

The process that the Ethics, Governance & Nominating Committee follows when it identifies and evaluates individuals to be recommended to the Board of Directors for nomination is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Ethics, Governance & Nominating Committee will rely on personal contacts of Committee members and other members of the Board of Directors. The Committee will also consider director candidates recommended by shareholders in accordance with the policies and procedures set forth above. The Committee has not previously used an independent search firm to identify nominees, but reserves the right to do so.

Evaluation. In evaluating potential nominees, the Committee will determine whether the candidate is eligible, qualified and interested for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, the Committee may conduct a check of the individual’s background and interview the candidate.

Mr. Samet was recommended to the Board by an independent director, and was subsequently appointed by the Board on April 6, 2006, to serve the remainder of Mr. Graefe’s term, which expires in 2008.

Ethics & Corporate Governance

The primary role of the Committee in regards to ethics and corporate governance is general oversight of our compliance with applicable laws and regulations, with our Code of Ethics & Conduct, which we refer to in this Section as the “Ethics Code”, and our Business Ethics Policies & Procedures, as well as a periodic review of the effectiveness of, and recommendation of changes to, the Ethics Code or the Policies and Procedures. Notwithstanding the foregoing, the Committee defers to the Audit Committee on all matters related to compliance with financial reporting and disclosure requirements, or securities laws and regulations. Should the division of responsibilities between the Audit Committee and the Ethics, Governance & Nominating Committee be uncertain from time to time with respect to specific matters or areas of oversight, the chairpersons of each of the committees will meet and confer to allocate duties and responsibilities; provided, however, that the Audit Committee, due to the more stringent standard of independence applied to its membership, shall have final authority in determining those matters which should be assigned to or addressed by the Audit Committee.

The function of the Ethics, Governance & Nominating Committee is oversight and advice. It is not the duty or responsibility of the Committee to conduct compliance audits, although it may initiate compliance investigations as it deems appropriate. Management is responsible for our compliance with laws and regulations. The Committee and each of its members is entitled to rely on the expertise and knowledge of management, our compliance officer and our General Counsel, as well as other persons with professional or expert competence. Communications between the Committee and our legal counsel, whether internal or outside counsel, are considered to be subject to the attorney-client privilege.

Executive Committee

The Executive Committee acts for the Board of Directors when Board action is required between meetings. The current members of the Executive Committee are Edward S. Civera, Chairman, Thomas L. Blair and William E. Brock. Three meetings of the committee were held during 2006.

Audit Committee

We have a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Current members of the Audit Committee are Michael R. McDonnell, Chairman, William E. Brock, Kenneth A. Samet and Dale B. Wolf. All members of the Audit Committee meet the standards of independence for audit committee members established by the Nasdaq Stock Market requirements and the Sarbanes-Oxley Act of 2002. The Board has determined that at least one Audit Committee Member, Mr. McDonnell, is an audit committee financial expert for purposes of SEC requirements. Acting under a charter adopted by the Board of Directors, the Audit Committee annually reviews the qualifications of and appoints our independent registered public accountants. The Audit Committee approves the planning and fees for the annual audit of our financial statements, and provides independent review and oversight of the quality and integrity of our accounting and financial reporting processes, published financial statements and system of internal controls. The Committee held seven meetings in 2006. The Audit Committee charter, and any future changes or amendments thereto, is available on our website at www.healthextras.com.

Compensation Committee

Current members of the Compensation Committee are Dale B. Wolf, Chairman, Steven B. Epstein, Daniel J. Houston, Michael R. McDonnell and Kenneth A. Samet, all of whom are independent for purposes of the Nasdaq Stock Market requirements. The Compensation Committee has the responsibility of evaluating the performance of, and recommending to the Board of Directors salary and incentive compensation for, our executive officers and senior management. The Compensation Committee held seven meetings in 2006. The Compensation Committee charter is available on our website at www.healthextras.com. Any future changes or amendments to the charter will be posted on our website.

Independent Directors’ Meetings

All directors deemed independent under the Nasdaq Stock Market requirements meet at least twice per year in scheduled semi-annual executive sessions. During 2006, Mr. Civera served as the lead director to preside over the meetings of the independent directors. Non-scheduled sessions of the independent directors may also be held from time to time. Among other things, the independent directors have developed topics and matters for management to address at future Board meetings. Their activities, to the extent they choose to report them, are reflected in reports from the lead director. The independent directors met five times in executive session in 2006.

Shareholder Communications with the Board

Any person who wishes to communicate with the entire Board of Directors, an individual director, a committee of the Board or the independent directors as a group, should mark such communication “confidential” and address it to the specific intended recipient(s) c/o Thomas M. Farah, Corporate Secretary & General Counsel, HealthExtras, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850. All correspondence will be reviewed by the Corporate Secretary/General Counsel to determine the nature and subject matter of the communication and the corresponding appropriate recipient (e.g., the appropriate committee, committee chairman or other individual director). Items unrelated to the duties and responsibilities of the Board, such as ordinary service or product complaints or inquiries, job inquiries, business solicitations, mass mailings or other material considered, in the reasonable judgment of the Corporate Secretary/General Counsel, unsuitable or unrelated to the responsibilities of the Board may be excluded. Communications relating to accounting, internal controls or auditing matters will be treated on a confidential basis according to the Audit Committee’s policies and procedures regarding those matters and will be delivered to the Chairman of the Audit Committee. Communications relating to ethical conduct will be treated on a confidential basis according to the Ethics, Governance & Nominating Committee’s or the Audit Committee’s policies and procedures regarding such matters, as appropriate, and delivered to the chairman of the appropriate committee. All communications concerning the Corporate Secretary/General Counsel should be marked “confidential” and addressed to the Chairman of the Ethics, Governance & Nominating Committee or the Chairman of the Audit Committee, as appropriate, c/o David T. Blair, Chief Executive Officer, HealthExtras, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850.

The Board of Directors encourages directors to attend annual meetings of shareholders as a means of promoting communication between shareholders and directors. In furtherance of this policy, we historically have scheduled a meeting of the Board of Directors to immediately follow each annual meeting of shareholders. At the 2006 annual meeting of shareholders, all of the directors were present.

COMPENSATION DISCUSSION & ANALYSIS

Compensation Philosophy

Our executive compensation program is designed to facilitate our ability to attract, retain, motivate and reward an executive team to fulfill our strategic and financial plans centered on the goal of increasing shareholder value. Our compensation program is fundamentally grounded in a pay for performance philosophy. We consider all of the various elements of compensation that would enable us to compete effectively in the marketplace for outstanding executive talent. Our compensation philosophy is based on the following principles:

•	to attract, retain, and motivate top quality executives in a competitive environment for executive talent,

•	to drive the achievement of our strategic objectives, both short-term and long-term,

•	to provide rewards that reflect our financial, operational and strategic performance, as well as the executive’s individual performance, and

•	to align the interests of our executive team with the interests of our shareholders.

Compensation Program Administration & Development

Role of the Compensation Committee

The Compensation Committee of the Board of Directors establishes our philosophy for executive compensation, develops the various elements of our compensation programs, establishes the success targets under the compensation programs, administers the compensation programs and monitors the success of those programs in achieving the goals of our compensation philosophy.

The Compensation Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of the Committee’s responsibilities. The Committee and the Board of Directors review the charter at least annually to ensure that its scope is consistent with the Board’s objectives for the Committee’s activities. Under the charter, the Committee is charged with the responsibility for the oversight and administration of our compensation program including our cash and equity based plans. The Committee has responsibility for determining the compensation of our Chief Executive Officer based on its evaluation of his performance, and, in consultation with the Chief Executive Officer, the compensation of our other executives. The charter authorizes the Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

Role of Management

Our Chief Executive Officer and our other executives develop recommendations regarding the appropriate mix and level of compensation for their direct reports. Those recommendations are based on our compensation philosophy, the range of compensation programs authorized by the Compensation Committee and the performance of their direct reports. The Chief Executive Officer meets with the Compensation Committee to review and discuss his recommendations concerning the compensation for each of the other executive officers. Our Chief Executive Officer does not participate in Committee discussions or the review of Committee documents relating to the determination of his own compensation.

Compensation Consultants & Surveys

In the fulfillment of its responsibilities the Compensation Committee solicits input and recommendations from the executive team and seeks the guidance and expertise of compensation consultants.

The Compensation Committee retained Frederic W. Cook & Co., Inc., a nationally recognized independent compensation consultant, to perform a market analysis of compensation levels at peer companies, to review and provide general advice on our compensation programs and policies, as well as to provide us with current information on emerging trends and developments in executive compensation. Frederic Cook was retained in 2005, and issued a report in January 2006 on which the Compensation Committee relied for its compensation program decisions in 2006. The Committee also relied on the report for its compensation program decisions for 2007, as the Committee believed the data in the report was still relevant and was not stale. Frederic Cook evaluated the competitiveness of our senior executive total compensation program by analyzing two peer groups:

•	Primary peers—ten companies that are direct competitors and approximately the same size as us, including:

American Service Group	Molina Healthcare
BioScrip	National Medical Health Card Systems
Curative Health Services	Option Care
IntegraMed America	Standard Management
Metropolitan Health Networks	Sun Healthcare Group

•	General industry peers—nine companies in general industry of approximately our size and performance, including:

A.C. Moore Arts & Crafts	Komag Inc.
Adaptec Inc.	Kronos Inc.
Cash America International Inc.	K-Swiss Inc.
Cox Radio Inc.	Tennant Co.
Kansas City Life Insurance Company

Frederic Cook also provided executive compensation data for three additional companies—Caremark Rx, Express Scripts, Inc. and Medco Health Solutions, Inc.—that are direct competitors of ours, but were too large for inclusion in the primary peer group based on their significantly greater revenues, scale of operations and number of employees. The compensation program information for these three companies provided additional industry perspective about the type and mix of compensation elements. The information provided by Frederic Cook covered in detail only those individuals for whom compensation information is disclosed publicly. As a result, the information generally related to the five most highly compensated officers at each company, which correlates to our Chief Executive Officer, Chief Financial Officer, Executive Vice President of Corporate Development, Executive Vice President & Chief Operating Officer and General Counsel & Secretary. Frederic Cook also provided less company-specific information to assist us with respect to establishing compensation at other levels within our organization.

Tax & Accounting Considerations

We evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption, on an annual basis and as tax rules and regulations change, to ensure that we understand the financial impact of each program. These evaluations include a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment, or to avoid adverse consequences.

In particular, in light of the financial accounting expense requirement of FAS 123(R), we determined in 2005 that our equity-based compensation awards would focus on grants of restricted stock, and generally, we would cease granting stock options. We do not have any non-qualified deferred compensation programs, and therefore generally are not subject to the new Internal Revenue Code Section 409A rules. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible for purposes of Internal Revenue Code Section 162(m), which limits the deductibility of certain compensation paid to our executive officers. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Elements of Our Executive Compensation

Our executive compensation program consists of the following elements:

•	base salary,

•	annual cash incentive,

•	long-term equity incentive,

•	health and related benefits, and

•	perquisites and other compensation.

The allocation of compensation among these elements is designed to provide the appropriate mix of short-term and long-term compensation, and cash and equity compensation.

We operate so that a greater potential portion of an employee’s compensation is determined based on an evaluation of their performance and the achievement of specific corporate and individual performance objectives as the employee moves to higher levels of responsibility with greater ability to influence the results of our business. For our named executive officers, we administer our compensation programs so that more than half of their expected compensation is in the form of annual cash incentives and equity incentives, which are awarded based on an evaluation of their performance.

We seek to compensate our executives in a manner competitive with the marketplace. In this regard, we initially look to the median levels of compensation provided to executives across all elements of compensation in the peer group analyses. We also consider the following factors to make appropriate adjustments in compensation:

•	specific needs and characteristics of the executive position,

•	executives’ industry and organizational experience,

•	executives’ specific responsibilities,

•	level of prior cash incentive awards,

•	realized value of prior equity based awards,

•	current unrealized value of prior equity awards, and

•	compensation mix and compensation elements at our larger, non-peer group competitors.

Base Salary

Base salary is intended to provide our executive officers with a fair and competitive level of assured cash compensation that reflects their job function, skills, leadership, organization level, experience and expected contribution to the Company. On an annual basis, base salaries are subject to increase based on an updated assessment of these factors and, to a lesser extent, specific performance of the executive during the past year.

The Compensation Committee reviews salaries for our executive officers annually in January or February. In February 2007, consistent with past practice, the Committee reviewed the compensation of our Chief Executive Officer and, with the assistance and recommendations of Mr. David Blair, the compensation of other named executive officers. The Committee noted that we achieved our net income target for 2006 and reviewed the performance of each executive against individual performance objectives. As a result of these performance reviews, the base salaries of our named executive officers were adjusted, and cash incentive awards and equity incentive awards were granted, as discussed in the “Chief Executive Officer Compensation” and “Compensation for the Other Named Executive Officers” sections below.

Annual Cash Incentive

Our compensation program includes annual cash incentive awards. These cash awards, while discretionary, are intended to reward superior executive performance in alignment with our short-term and long-term financial and strategic goals. As part of our annual planning process we establish quantitative and qualitative performance measures for the Company as a whole, for department or functional areas, and individual objectives for each executive. These performance measures include one or more of the following:

•	net income,

•	total revenue,

•	gross margin,

•	number of prescriptions processed,

•	client retention rates,

•	number of new members from new client wins,

•	new client implementation success metrics,

•	acquisition integration milestones,

•	consummation of an acquisition,

•	specific cost reduction strategies or benchmarks,

•	specific strategic initiatives, or

•	any combination of these factors.

Our overall cash incentive structure consists of the following four tiers, and the potential cash incentive range for our named executive officers are generally set forth in their employment agreements:

•	Tier 1—Chief Executive Officer; cash incentive award ranging up to 100% of base salary;

•	Tier 2—Executive Officers and Senior Vice Presidents and equivalents; cash incentive award ranging up to 60% of base salary;

•	Tier 3—Vice Presidents and equivalents; cash incentive award ranging up to 25% of base salary; and

•	Tier 4—All other employees who are cash incentive eligible.

Long-term Equity Incentive

Our equity incentive compensation program consists of equity-based awards to executive officers, senior management and other employees. We use our equity-based compensation program as an incentive to reward outstanding performance and focus our management team on the task of creating long-term shareholder value. By increasing the equity holdings of our executive officers, we provide them with a continuing stake in our long-term success. The nature and size of awards under our equity-based program are determined based on a number of factors, including quantitative and qualitative measures drawn from our annual performance objectives established at the beginning of the year, equity awards made by our peer group to their executives, the tax and accounting treatment of specific equity compensation techniques, and the Committee’s judgment as to the executive’s overall contribution to our performance. Equity based compensation is a long-term form of compensation that rewards performance and also serves as a retention vehicle.

The Board determined that awards of restricted stock would be our primary form of equity based compensation while reserving the ability to award stock options to employees in special situations.

Our Compensation Committee primarily considers whether to make equity based awards during January or February of each year. This meeting is the culmination of the Committee’s evaluation of executive officer, employee and Company performance during the prior year. However, awards also may be made at other times during the year based on specific circumstances, including the hiring of a new employee, a specific contractual commitment or a change in position or responsibility. The Committee is responsible for the awards made to the Chief Executive Officer and the other executive officers. The Compensation Committee considers the recommendations of our Chief Executive Officer and other executive officers with respect to awards contemplated for their direct reports.

The exercise price of any stock options granted is made solely by reference to the applicable provisions of our stock compensation plans. The grant date is the date of approval by the Board of Directors or its delegee. During the year ended December 31, 2006, no stock options were granted to our named executive officers or employees.

2006 Stock Incentive Plan. In 2006, the Board concluded that our existing equity-based plans were not adequate to meet our future recruitment and retention goals, and our ability to provide equity-based compensation to our executive officers, key employees and directors. With the guidance of our compensation consultant, Frederic Cook, and an analysis by Institutional Shareholder Services based on its economic value transfer models, the Compensation Committee developed the 2006 Stock Incentive Plan, which was adopted by the Board and approved by the shareholders. The Plan provides flexibility in the type of equity-based awards to be granted and authorizes the issuance of as many as 1.7 million stock options or 1.2 million full value shares of stock.

Timing of Equity Grants. We have not timed grants of options or restricted stock in coordination with the release of non-public information nor have we ever timed the release of non-public information with the purpose or intent of affecting the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material, non-public information, such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. Our decision to focus our awards of equity compensation as awards of restricted stock with length of service vesting periods essentially removes any ability to affect tax or exercise costs to a recipient by the timing of grants.

Stock Ownership Requirements. We have not adopted formal stock ownership requirements for our executives and Board members. We do not believe that there is prevailing practice in the marketplace regarding a stock ownership requirement for companies of our general size and scope of operation. This topic is subject to future reconsideration by the Compensation Committee at its discretion.

Chief Executive Officer Compensation

Effective February 1, 2006, our Chief Executive Officer’s base salary was increased to $380,000 from $350,000. In determining our Chief Executive Officer’s base salary for 2007, the Compensation Committee conducted a performance review in February 2007 that considered Mr. Blair’s financial, strategic and operational achievements during 2006. In its review, the Compensation Committee noted that Mr. Blair continued to lead the Company on a sustained growth path that was enhancing long-term shareholder value. We achieved our 2006 net income target, and Mr. Blair was successful in meeting strategic objectives associated with development of our management team, our information technology infrastructure and our position in the marketplace. In addition, Mr. Blair was successful in meeting operational objectives associated with client retention rates, prescriptions processed and acquisition activities. In light of the Board of Directors’ assessment of his performance during 2006, Mr. Blair was awarded a cash incentive of $345,000 and an adjustment in his base salary to $425,000, which represents an increase of 12% in his base salary from $380,000 for 2006. Mr. Blair’s salary increase became effective April 1, 2007. In light of the Board’s desire to utilize performance-based awards of restricted stock as a component of compensation for our named executive officers, the Compensation Committee did not grant Mr. Blair any equity compensation as part of his 2006 performance review. Instead, he was granted performance shares under our 2006 Equity Incentive Plan to be earned, subject to vesting requirements, in 2007 based on performance goals communicated to him. We believe that Mr. Blair’s compensation is consistent with our objective to reward, align, motivate and challenge our Chief Executive Officer to continue to lead our Company successfully.

Compensation for the Other Named Executive Officers

In determining compensation for Messrs. Hunt, Donovan, Grujich and Farah, in February 2007, the Compensation Committee reviewed the performance appraisals and base salary and bonus recommendations presented by our Chief Executive Officer. The Compensation Committee accepted the recommendations as presented and, effective April 1, 2007, adjusted base salaries for Messrs. Donovan, Grujich and Farah to $300,000, $300,000 and $270,000. These adjusted base salaries represent an increase of 7%, 9% and 8%, respectively, from their base salaries in 2006 of $280,000, $275,000 and $250,000, respectively. Mr. Hunt’s base salary of $285,000, established in connection with his employment in June 2006, was not increased as he had recently joined the Company. In addition to a salary increase, the Board of Directors awarded Messrs. Donovan, Grujich and Farah cash incentives of $150,000, $165,000 and $70,000, respectively. Consistent with its compensation actions for our Chief Executive Officer, the Compensation Committee did not grant Messrs. Donovan, Grujich and Farah any equity compensation as part of their 2006 performance reviews. Instead, they were granted performance shares under our 2006 Equity Incentive Plan to be earned in 2007 based on performance goals communicated to them.

Richard W. Hunt, our former Chief Financial Officer, joined our management team on June 26, 2006, replacing Michael P. Donovan, who was appointed Executive Vice President of Corporate Development. As part of his employment agreement and our desire to attract and retain new senior leadership, Mr. Hunt was granted 20,000 shares of restricted stock pursuant to the 2003 Equity Incentive Plan, vesting in four equal, annual installments. On March 22, 2007, Mr. Donovan resumed his position as Chief Financial Officer, and Mr. Hunt’s employment agreement was amended, reducing the number of restricted shares awarded as of June 26, 2006 to 12,500, vesting equally over two years from that date.

In November 2006, our Executive Vice President & Chief Operating Officer, Mr. Grujich, was awarded an additional 10,000 shares of restricted stock pursuant to the 2003 Equity Incentive Plan, which vest equally over a five-year period. This special award was based on the successful implementation of our largest client to date, Wellmark Inc., doing business as Wellmark Blue Cross Blue Shield of Iowa.

We believe that Messrs. Hunt’s, Donovan’s, Grujich’s and Farah’s compensation is consistent with our compensation objectives.

With regard to compensation increases received in 2006, effective February 1, 2006, Mr. Farah’s base salary was increased to $250,000 from $230,000, and effective August 1, 2006, Mr. Grujich’s base salary was increased to $275,000 from $237,500. Mr. Donovan’s base salary was not increased in 2006. On February 23, 2006, Messrs. Donovan, Grujich and Farah received restricted stock awards of 30,000, 15,000 and 10,000, respectively, that vest in four equal annual installments.

Health & Other Benefits

We provide our employees with coverage under medical, dental, life and disability insurance plans on terms consistent with industry practice. In addition, our employees are provided access to an employee assistance program and a flexible spending plan to pay their share of health care costs, dependent care and other such costs on a pre-tax basis. We also offer our employees the opportunity to participate in our tax qualified 401(k) retirement and savings plan and we make certain employer matching contributions under that plan.

Perquisites & Other Compensation

We offer our executive officers additional compensation to further their ability to promote our business interests in our markets and to reflect competitive practices for similarly situated officers employed by our peers. Such compensation includes term life insurance, long-term disability insurance and automobile allowances.

Employment & Change in Control Arrangements

We have executed employment agreements with David T. Blair, Chief Executive Officer; Richard W. Hunt, former Chief Financial Officer; Michael P. Donovan, Executive Vice President of Corporate Development and now also Chief Financial Officer; and Nick J. Grujich, Executive Vice President & Chief Operating Officer.

Messrs. Blair’s, Donovan’s and Grujich’s employment agreements are substantially similar and provide for three-year terms. On March 22, 2007, Mr. Hunt’s agreement was modified from a three-year term to a term ending on December 31, 2008. All the employment agreements provide for, among other things, participation by the executive officers in employee benefit plans, an automobile allowance and other perquisites, and reimbursement of reasonable expenses incurred in advancing our business. In addition, Messrs. Blair, Donovan and Grujich’s employment agreements provide a target range for annual cash incentive awards.

Messrs. Blair’s, Donovan’s and Grujich’s agreements contain, and Mr. Hunt’s agreement prior to March 22, 2007 contained, provisions involving termination of the executive officer’s employment—such as in the event of death or disability, voluntary resignation, or termination by us without cause or for good reason—as well as provisions relating to a change of control. Our executive officers have made HealthExtras into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control, as well as to align their interests with that of our shareholders. We realize that an important consideration in our ability to attract and retain key employees is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. The use of such arrangement by our competitors necessarily influences our use of such arrangements to maintain our ability to attract and retain key employees. For further information concerning potential payments upon termination of employment, including in connection with a change in control, please see “Potential Post-Termination & Change in Control Benefits” in the Executive Compensation section of this proxy statement.

Messrs. Blair’s and Donovan’s agreements contain, and Mr. Hunt’s agreement prior to the March 22, 2007 amendment contained, a provision concerning Section 304 of the Sarbanes-Oxley Act of 2002 involving the restatement of our financial information due to misconduct. The Act requires that if we are required to prepare an accounting restatement due to material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws, Mr. Blair and Messrs. Donovan or Hunt, as applicable, will reimburse us for any bonus or other incentive-based or equity-based compensation received by them from us during the twelve-month period following the first public issuance or filing with the SEC, whichever occurs first, of the financial document embodying such financial reporting requirement. In addition, Mr. Blair and Messrs. Donovan or Hunt, as applicable, must reimburse us for any profits they realized from the sale of our securities during that twelve-month period.

All of our executive officers held outstanding, unvested restricted shares of our common stock under the 2003 Equity Incentive Plan at December 31, 2006, which provide for immediate vesting in the event of a change in control of the Company, or the death or disability of the executive officer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

COMPENSATION COMMITTEE

DALE B. WOLF, CHAIRMAN

STEVEN B. EPSTEIN

(MEMBER OF THE COMMITTEE SINCE APRIL 2006)

DANIEL J. HOUSTON

MICHAEL R. MCDONNELL

KENNETH A. SAMET

(DIRECTOR AND MEMBER OF THE COMMITTEE SINCE APRIL 2006)

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, in summary form, compensation information for the year ended December 31, 2006 for our Chief Executive Officer, our Chief Financial Officer and our other named executive officers.

Name and Principal Position	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
David T. Blair Chief Executive Officer	$377,500	$345,000	$668,655	$43,930	$1,435,085

Richard W. Hunt(4) Chief Financial Officer & Treasurer	147,980	—	74,714	10,581	233,275

Michael P. Donovan(4) Executive Vice President, Corporate Development	280,000	150,000	361,536	38,182	829,718

Nick J. Grujich Executive Vice President & Chief Operating Officer	253,125	165,000	109,383	57,783	585,291

Thomas M. Farah General Counsel & Secretary	248,333	70,000	68,056	30,800	417,189

(1)	Reflects cash incentives paid in 2007 based on the Compensation Committee’s evaluation of 2006 performance.
(2)	Represents the dollar amount recognized for financial statement reporting purposes in 2006 for restricted stock awards granted in 2006, as well as prior years, in accordance with FAS 123(R). For additional information, refer to the discussion under “Stock-based compensation” in note 2 and “Stockholders’ equity” in note 9 to our consolidated financial statements filed in our Form 10-K for the year ended December 31, 2006.
(3)	Refer to the “Perquisites and Other Compensation” table, which follows these footnotes, for an explanation of these amounts.
(4)	Mr. Donovan was our Chief Financial Officer through June 26, 2006, and effective that date became our Executive Vice President, Corporate Development. Mr. Hunt joined HealthExtras on June 26, 2006 as our Chief Financial Officer. As a result, Mr. Hunt’s compensation reflects only the period from that date through December 31, 2006.

Perquisites & Other Compensation

The following table summarizes the perquisites and all other compensation paid to our named executive officers for the year ended December 31, 2006.

Name	Car Allowance/ Car Benefit ($)	Holiday Bonus ($)	Insurance Premiums(1) ($)		Company Contributions to 401(k) Plan ($)	Executive Relocation ($)
David T. Blair	$24,000	—	$11,930	(2)	$8,000	—
Richard W. Hunt	8,000	$300	—		2,281	—
Michael P. Donovan	20,000	300	9,882	(3)	8,000	—
Nick J. Grujich	12,267	300	17,406	(4)	8,000	$19,810
Thomas M. Farah	20,000	300	—		10,500	—

(1)

Pursuant to their employment agreements, we offer Messrs. Blair, Donovan and Grujich term life insurance and long-term disability insurance beyond that offered to our other employees. Mr. Hunt’s employment agreement provided for these benefits from June 26, 2006 through March 22, 2007, the date his agreement was amended.
(2)	Consists of premiums for term life insurance of $6,240 and long-term disability insurance of $5,690.
(3)	Consists of premiums for term life insurance of $4,490 and long-term disability insurance of $5,392.
(4)	Consists of premiums for term life insurance of $9,780 and long-term disability insurance of $7,626.

Employment Agreements

We have executed employment agreements with Messrs. Blair, Hunt, Donovan and Grujich. Messrs. Blair’s, Donovan’s and Grujich’s employment agreements are substantially similar, provide for three-year terms and contain provisions involving termination of the executive officer’s employment, as well as provisions relating to a change in control of the Company. Mr. Hunt’s employment agreement was substantially similar as those of Messrs. Blair, Donovan and Grujich, containing substantially similar provisions with regard to a change in control of the Company prior to March 22, 2007. On that date, Mr. Hunt’s agreement was amended from a three-year term to a term ending on December 31, 2008, and provisions concerning payments upon termination of employment and change in control were no longer in effect.

The employment agreements provide for a base salary, which are identified under our Compensation Discussion & Analysis. All the employment agreements provide for, among other things, participation by the executive officers in employee benefit plans, an automobile allowance and other perquisites, and reimbursement of reasonable expenses incurred in advancing our business. In addition, Messrs. Blair, Donovan and Grujich’s employment agreements provide a target range for annual cash incentive awards, as described in “Annual Cash Incentive” in the Compensation Discussion & Analysis section of this proxy statement. The employment agreements also provide the executives with certain payments and benefits upon termination of service, including a termination after a change in control. See “Potential Post-Termination & Change in Control Benefits” section below. Messrs. Blair’s and Donovan’s agreements contain, and Mr. Hunt’s agreement prior to its March 22, 2007 amendment contained, a provision requiring certain reimbursements by them in the event we are required to prepare an accounting restatement due to material non-compliance or as a result of misconduct with respect to our financial reporting obligations under the federal securities laws.

Grants of Plan-Based Awards

The following table provides information on grants of plan-based awards to our named executive officers during the year ended December 31, 2006.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
David T. Blair	2/23/2006	50,000	$1,593,500
Richard W. Hunt(2)	6/26/2006	20,000	573,800
Michael P. Donovan	2/23/2006	30,000	956,100
Nick J. Grujich	2/23/2006	15,000	478,050
	11/8/2006	10,000	219,000
Thomas M. Farah	2/23/2006	10,000	318,700

(1)	Based on the grant date fair value of the restricted stock award as determined under Financial Accounting Standard No. 123(R). Refer also to the discussion under “Stock-based compensation” in Note 2 and “Stockholders’ equity” in note 9 to the consolidated financial statements filed in our Form 10-K for the year ended December 31, 2006. No stock option awards were granted to our named executive officers during 2006.
(2)	On March 22, 2007, Mr. Hunt’s employment agreement was amended, reducing the number of restricted shares awarded as of June 26, 2006 to 12,500, vesting equally over two years from that date.

Outstanding Equity Awards

The following table provides information on all outstanding equity awards, consisting of stock options and restricted stock, held by our named executive officers as of December 31, 2006.

	Option Awards(1)			Stock Awards
Name	Number of Securities Underlying unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
David T. Blair	64,819	$4.63	6/7/2010	40,000	(3)	$964,000
	5,681	4.63	10/4/2010	50,000	(4)	1,205,000
	1,000,000	6.62	6/10/2012	—		—
Richard W. Hunt	—	—		20,000	(5)	482,000
Michael P. Donovan	254,480	4.63	6/7/2010	20,000	(6)	482,000
	120,000	4.63	10/4/2010	30,000	(7)	723,000
	400,000	6.62	6/10/2012	—		—
Nick J. Grujich	100,000	15.96	2/1/2015	15,000	(8)	361,500
				10,000	(9)	241,000
Thomas M. Farah	94,000	2.42	4/1/2012	10,000	(10)	241,000
	25,000	4.00	12/10/2012	—		—

(1)	All outstanding stock options vested and became exercisable as of December 31, 2005.
(2)	Based upon the closing price of our common stock of $24.10 as traded on The Nasdaq Global Select Market on December 29, 2006.
(3)	On July 1, 2005 pursuant to the 2003 Equity Incentive Plan, Mr. Blair was awarded a total of 60,000 shares of restricted stock that vest in three equal annual installments, with the first installment vesting on July 1, 2006.
(4)	On February 23, 2006 pursuant to the 2003 Equity Incentive Plan, Mr. Blair was awarded a total of 50,000 shares of restricted stock that vest in five equal annual installments, with the first installment vesting on February 23, 2007.
(5)	On June 26, 2006 pursuant to the 2003 Equity Incentive Plan, Mr. Hunt was awarded a total of 20,000 shares of restricted stock that vest in four equal annual installments, with the first installment vesting on June 26, 2007. On March 22, 2007, Mr. Hunt’s employment agreement was amended, reducing the number of restricted shares awarded as of June 26, 2006 to 12,500, vesting equally over two years from that date.
(6)	On July 1, 2005 pursuant to the 2003 Equity Incentive Plan, Mr. Donovan was awarded a total of 30,000 shares of restricted stock that vest in three equal annual installments, with the first installment vesting on July 1, 2006.
(7)	On February 23, 2006 pursuant to the 2003 Equity Incentive Plan, Mr. Donovan was awarded a total of 30,000 shares that vest in five equal annual installments, with the first installment vesting on February 23, 2007.
(8)	On February 23, 2006 pursuant to the 2003 Equity Incentive Plan, Mr. Grujich was awarded a total of 15,000 shares of restricted stock that vest in four equal annual installments with, the first installment vesting on February 23, 2007.
(9)	On November 8, 2006 pursuant to the 2003 Equity Incentive Plan, Mr. Grujich was awarded a total of 10,000 shares of restricted stock that vest in five equal annual installments, with the first installment vesting on November 8, 2007.
(10)	On February 23, 2006 pursuant to the 2003 Equity Incentive Plan, Mr. Farah was awarded a total of 10,000 shares of restricted stock that vest in four equal annual installments, with the first installment vesting February 23, 2007.

Option Exercises & Stock Vested

The following table represents all stock option exercises and vesting of restricted stock during the year ended December 31, 2006:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David T. Blair	192,000	$4,508,244	20,000	$599,600
Richard W. Hunt	—	—	—	—
Michael P. Donovan	25,520	456,178	10,000	299,800
Thomas M. Farah	6,000	145,842	—	—
Nick J. Grujich	—	—	—	—

(1)	Represents the fair market value in excess of the exercise price on the date of exercise for all options exercised in 2006.
(2)	Represents the value of vested restricted stock awards based on the closing price of our common stock as traded on The Nasdaq Global Select Market or the Nasdaq National Market, as applicable, on the date of vesting.

Potential Post-Termination & Change in Control Benefits

As described in our Compensation Discussion & Analysis, we maintain certain arrangements with our named executive officers that provide for termination benefits. The information below describes and quantifies compensation that would have become payable under our existing plans and arrangements if a named executive’s employment had terminated on December 31, 2006, given the named executive’s compensation level and, as applicable, based on the closing price of our common stock as traded on The Nasdaq Global Select Market on that date. These benefits are in addition to benefits generally made available to our salaried employees, such as accrued vacation and distributions from our tax-qualified plans.

Employment Agreements

Pursuant to Messrs. Blair’s, Donovan’s and Grujich’s employment agreements, and Mr. Hunt’s employment agreement prior to March 22, 2007, in the event the executive officer’s employment is terminated by us for cause, or the executive officer terminates his employment without good reason, the executive officer is entitled to receive his base salary through the date of termination, reimbursement for any unreimbursed business expenses properly incurred by him in accordance with our policy prior to his termination date, and employee benefits, if any, to which he may be entitled under the terms of our employee benefit plans.

Pursuant to Messrs. Blair’s, Donovan’s, Grujich’s and Hunt’s employment agreements, if an executive officer’s employment is terminated due to death or permanent disability, by us without cause or by the executive officer with good reason, the executive officer is entitled to his base salary, automobile allowance and health benefits at our expense through the remaining term of his employment agreement or for a period of twelve months, whichever is longer. Good reason means that we assigned duties that were inconsistent in any respect with the executive officer’s position (including status, offices, titles and reporting relationships), or we failed to honor all of the terms of his employment agreement, excluding for such purpose, any isolated, insubstantial and inadvertent action by us not taken in bad faith and which we remedied promptly after receiving the executive officer’s written notice.

Pursuant to Messrs. Blair’s, Donovan’s and Grujich’s employment agreements, and Mr. Hunt’s employment agreement prior to March 22, 2007, in the event of a change in control as defined in the employment agreements, and within eighteen months the executive officer’s employment is terminated without cause or by the executive officer for good reason, then the executive officer is entitled to a lump-sum payment equal to two times his base salary, without regard to any reduction in base salary after the change in control, automobile allowance and health benefits at our expense through the remaining term of his employment agreement or for a period of twelve months, whichever is longer. However, the amount of benefits payable to the executive or accelerated for his benefit as a result of the change in control will be reduced so that those payments will not be subject to the excise tax imposed by Section 4999 of the Code. Mr. Hunt’s employment agreement made no provision for a reduction in the amounts payable to him which would be subject to the excise tax.

Restricted Stock Award & Stock Option Agreements

As of December 31, 2006, all of our named executive officers held restricted shares of common stock awarded pursuant to our 2003 Equity Incentive Plan. In the event of an executive officer’s death or disability, the unvested portion of his restricted stock award will vest immediately. If the executive officer’s employment is terminated for any reason other than death or disability, all unvested shares subject to the stock award are forfeited as of the date of his termination and any rights he has to the stock award become null and void. In the event of a change in control, as defined in the Plan, all outstanding restricted shares become vested immediately as of the effective date of such change in control.

With regard to stock options, at December 31, 2006, Messrs. Blair, Donovan, Grujich and Farah held vested options to purchase our common stock pursuant to one or more of our 1999 Stock Option Plan, the 2000 Stock Option Plan and the 2003 Equity Incentive Plan. All stock options are subject to the termination provisions of the grant or award agreement and the respective Plan.

In the case of stock options granted to the named executive officers under the 1999 Stock Option Plan, 2000 Stock Option Plan and 2003 Equity Incentive Plan, in the event of an executive officer’s termination for any reason other than death, disability, retirement or for cause, the executive may only exercise those options that were exercisable as of the date of termination and only for a period of three months following termination or until the expiration of the term of the option, if earlier. In the event of an executive officer’s termination due to death or disability, all stock options held by him become exercisable immediately and may be exercised for a period of one year following the date of termination, or, if sooner, until the expiration of the stock option award. In the event of an executive officer’s retirement, he may only exercise those options that were exercisable as of the date of termination for a period of one year following the date of termination, or, if sooner, upon expiration of the term of the option; however, incentive stock options exercised after ninety days following the date of retirement will be treated as non-qualified stock options under the Code. If an executive officer’s employment is terminated for cause, as defined in the plan, all rights with respect to his stock option awards expire immediately as of the effective date of termination.

While our stock option plans contain provisions relating to a change in control, our executive officers held no unvested stock options as of December 31, 2006.

The following table shows payments to which our named executive officers would have been entitled as a result of an assumed termination of their employment as of December 31, 2006, depending upon the nature of and circumstances of such termination.

					Termination Within 18 Months of Change in Control
Name	Benefit	Voluntary Termination For Good Reason ($)	Termination Upon Death or Disability ($)	Involuntary Termination Without Cause ($)	Involuntary Termination Without Cause ($)(4)	Voluntary Termination for Good Reason ($)(4)	Change in Control ($)(5)
David T. Blair(1)(4)	Employment Agreement(a)	$625,534	$625,534	$625,534	$815,534	$815,534	—
	Restricted Stock Awards(b)	—	2,169,000	—	—	—	$2,169,000
Richard W. Hunt(2)	Employment Agreement(a)	778,703	778,703	778,703	636,203	636,203	—
	Restricted Stock Awards(b)	—	482,000	—	—	—	482,000
Michael P. Donovan(1)(4)	Employment Agreement(a)	469,534	469,534	469,534	609,534	609,534	—
	Restricted Stock Awards(b)	—	1,205,000	—	—	—	1,205,000
Thomas M. Farah(3)	Restricted Stock Awards(b)	—	241,000	—	—	—	241,000
Nick J. Grujich(1)(4)	Employment Agreement(a)	449,959	449,959	449,959	587,459	587,459	—
	Restricted Stock Awards(b)	—	602,500	—	—	—	602,500

(1)	Messrs. Blair’s, Donovan’s and Grujich’s employment agreements provide a three-year term commencing on July 1, 2005.
(2)	Mr. Hunt’s employment agreement provided a three-year term commencing on June 26, 2006. Prior to March 22, 2007, Mr. Hunt’s employment agreement was substantially similar to those of Messrs. Blair, Donovan and Grujich, containing substantially similar provisions with regard to a change in control of the Company. As of that date, Mr. Hunt’s agreement was amended from a three-year term to a term ending on December 31, 2008, and provisions concerning payments upon termination of employment and change in control were no longer in effect.
(3)	Mr. Farah has no employment agreement.
(4)	Pursuant to their employment agreements, Messrs. Blair, Donovan and Grujich are subject to cut-back on payments, benefits and distributions to the extent payments in connection with a change in control would exceed the limits set forth in Section 280G of the Code. No effect is given in the table to such possible cut-back.
(5)	Pursuant to the restricted stock award agreements, all unvested shares subject to the restricted stock award vest immediately as of the effective date of a change in control.
(a)	The amounts shown reflect the greater of base salary continuation to the executive through the remaining employment term of the agreement or 12 months of base salary, or, in the case of terminations within 18 months of a change in control, a lump sum payment equal to two times base salary. For Messrs. Blair, Hunt, Donovan and Grujich, the amounts also include payment continuation of an automobile allowance of $36,000, $40,000, $30,000 and $18,000, respectively, through the remaining employment term, and continuation of health care benefits in the amount of $19,534, $26,203, $19,534 and $19,459, respectively, provided at the Company’s expense, through the greater of the remaining employment term or, if longer, 12 months. Amounts shown do not include term life insurance payable in an amount equal to at least three times the executive officer’s base salary, and long-term disability benefits payable at $15,000 per month after a ninety-day elimination period up to age 65.
(b)	The amounts are determined by multiplying the number of shares of restricted stock that would have vested as a result of acceleration by the closing price of our common stock as traded on The Nasdaq Global Select Market on December 31, 2006 of $24.10.

DIRECTOR COMPENSATION

General

Our directors are compensated through a combination of cash retainers and equity-based incentives. The level and mix of director compensation is revised by the Board of Directors, upon recommendation of the Compensation Committee, on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy. Our review of directors’ compensation also considers the increased liability of directors at publicly-traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices. In 2006 the Board undertook a review of our director compensation program. As part of that process the Board reviewed a survey of director compensation at 39 selected companies as well as the 2005 Towers Perrin HR Services report on “Director Pay: Current Trends and Practices.” At the conclusion of this review the Board implemented our new director compensation program. The Board endeavored to establish director compensation programs at the competitive median of the marketplace for similar companies based on relative size, complexity and industry. The Board believes the director compensation program as now constituted is appropriate for attracting and retaining qualified directors and aligning their interests with those of our shareholders.

Consistent with our overall compensation philosophy, Directors who were not employees, who did not have a beneficial interest in 10% or more of our common stock and who were not officers or employees of organizations that owned 10% or more of our common stock, referred to as “Qualifying Directors”, are paid annual cash retainers for Board and committee service, respectively, and are granted an award of restricted stock. These payments and awards constitute payment for all Board and committee meetings and responsibilities. Those Directors who were not Qualifying Directors received no compensation for service. Mr. Thomas Blair, whose ownership level has been reduced below 10%, has waived the receipt of compensation so that he will continue to be treated as a non-Qualifying Director until the Board has an opportunity to review its policy. However, all directors are reimbursed for reasonable travel and incidental expenses incurred in attending meetings and carrying out their duties as directors.

The following table provides information on the compensation paid to our Directors during the year ended December 31, 2006:

				Supplemental Data
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)	Stock Awards Outstanding at Year End (#)	Stock Options Outstanding and Exercisable at Year End (#)
Thomas L. Blair(2)	—	—	—	—	—
William E. Brock	$61,500	$22,221	$83,721	2,000	36,000
Edward S. Civera	132,000	22,221	154,221	2,000	35,000
Stephen B. Epstein	56,250	22,221	78,471	2,000	25,000
Frederick H. Graefe(3)	24,000	—	24,000	—	—
Thomas J. Graf(4)	—	—	—	—	—
Daniel J. Houston(5)	—	—	—	—	—
Michael R. McDonnell	63,000	22,221	85,221	2,000	15,000
Kenneth A. Samet	46,500	22,221	68,721	2,000	—
Deanna Strable-Soethout(4)	—	—	—	—	—
Dale B. Wolf	65,250	22,221	87,471	2,000	25,000

(1)

On June 6, 2006, each of the Qualifying Directors received an award of 2,000 shares of restricted stock pursuant to the 2006 Stock Incentive Plan. The grant date fair market value of each of those restricted stock awards, as determined under Financial Accounting Standard No. 123(R), was $56,280. The shares awarded vest in two equal installments, with the first installment vesting on June 23, 2007 and the second vesting on

May 31, 2008. The amounts under the Stock Awards column represent the expense we recognized in 2006 related to the vesting of stock awards. Refer to the discussion under “Stock-based compensation” in note 2 and “Stockholders’ equity” in note 9 to the consolidated financial statements filed in our Form 10-K for the year ended December 31, 2006.

(2)	Thomas L. Blair received no compensation for service as a director during 2006.
(3)	Mr. Graefe resigned as a director of the Company on April 6, 2006.
(4)	Mr. Graf and Ms. Strable-Soethout resigned as directors of the Company on April 6, 2006. Based on their employment by Principal Financial Group, a significant shareholder of the Company, Mr. Graf and Ms. Strable-Soethout received no compensation for their service as director.
(5)	Based on his employment with Principal Financial Group, Daniel J. Houston received no compensation for service as a director.

Cash Compensation

The Board determined during 2006 that Qualifying Directors, other than the Chairman of the Board, will continue to be paid an annual retainer of $48,000 in equal quarterly installments. In addition, those Qualifying Directors will be paid quarterly a retainer for each Board committee on which they serve; however, no additional fees are paid for attendance by directors at Board and committee meetings. Effective April 1, 2006, the Chairman of the Board will be paid a total annual retainer of $160,000, payable in equal quarterly installments, for his service as Chairman and on any committees. This revised retainer level was applicable for the last three quarters of 2006.

The following table shows the annual amount of retainers for service by chairs and members on the various committees:

Committee & Position	Annual Retainer
Audit Committee
Chair	$14,000
Member	8,000
Compensation Committee
Chair	10,000
Member	6,000
Ethics, Governance & Nominating Committee
Member	5,000
Executive Committee
Member	10,000

Equity-Based Compensation

Historically, the primary form of equity compensation that we granted our Directors consisted of stock options. We selected this form because of the favorable accounting and tax treatments and the near universal expectation by Directors in our industry that they would receive stock options. In 2006, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R), making the accounting treatment of stock options less attractive. As a result, we assessed the desirability of granting shares of restricted stock and concluded that restricted stock would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution.

In 2006, we began to include the granting of restricted shares in our Directors’ base compensation as part of our overall long-term compensation strategy that emphasizes the alignment of the interests of our Board/management team with those of our shareholders. A review of our Directors’ compensation considered the increased liability of directors at publicly-traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices. On June 6, 2006, the Compensation Committee recommended, and the Board approved, that Qualifying Directors each be automatically granted restricted stock awards of 2,000 shares of common stock on June 1, 2007 and each subsequent June 1 pursuant to the 2006 Stock Incentive Plan. One-half of the shares will vest on the following May 31st, and the other one-half will vest on the May 31st two years after the grant date. In the event of death or retirement of a Director, or if the Director ceases to serve as a Director following a change in control, as defined in the Plan, then the vesting of the restricted stock awards would be accelerated. If a Director’s service is terminated for any reason other than death, retirement or following a change of control, and he has not yet earned all or part of the award pursuant to his award agreement, then the award, to the extent not earned at the Director’s termination date, is forfeited immediately upon his termination and he has no further rights to that award and the shares underlying that portion of the award that have not yet been earned and vested.

Up through and including 2005, Qualifying Directors were granted non-qualified stock options pursuant to the 2000 Directors’ Stock Option Program and the Amended & Restated 2000 Directors’ Stock Option Program. The total number of outstanding options that our Qualifying Directors hold in the aggregate as of December 31, 2006 is 136,000. The term of these options commences on the date of grant and expires ten years from that date, and the exercise price is the fair market value, as defined in the Plan, of our common stock on the date of grant. Based on a change in the accounting treatment for stock options as a result of Statement of Financial Accounting Standards No. 123(R), and upon approval by the Board of Directors, we accelerated unvested options as of December 31, 2005, and such options became exercisable as of that date.

Pursuant to the 2000 Directors’ Stock Option Program, and as amended and restated, in the event a Qualifying Director’s service is terminated due to death, disability or retirement, his stock options are exercisable for a two-year period following termination of his service, or if sooner, until the expiration of his stock option award. Upon a change in control, as defined in the Plan, the Qualifying Director’s stock options remain exercisable for the term of the option. In the event a Qualifying Director is terminated for Cause, as defined in the Plan, his options expire immediately as of the effective date of his termination. If his service is terminated for any other reason, a Qualifying Director’s stock options are exercisable for a period of ninety days following termination of his service, or if sooner, until the expiration of his stock option award.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee provides independent review and oversight of the quality and integrity of our accounting and financial reporting processes and published financial statements, the system of internal controls that management and the Board of Directors have established, and the audit process.

The Committee met seven times during 2006, which included meetings with the Company’s management and independent registered public accountants, and, whenever appropriate, executive sessions with our independent registered public accountants without management.

The Committee has reviewed and discussed with our management and our independent registered public accountants the audited consolidated financial statements for the year ended December 31, 2006, which are included in our annual report on Form 10-K, and management’s assessment of the effectiveness of, and the independent registered public accountant’s evaluation of, our internal controls over financial reporting. The Committee also discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, including the quality and acceptability of the Company’s financial reporting process and controls.

In addition, the Audit Committee received written disclosures and the letter from PricewaterhouseCoopers as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has considered the compatibility of non-audit services with auditors’ independence.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements and expressing opinions on the conformity of the consolidated financial statements with generally accepted auditing principles and on the effectiveness of our internal controls over financial reporting. In addition, the independent auditors are responsible for attesting to management’s report on our internal controls over financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2006, for filing with the SEC. The Audit Committee has appointed PricewaterhouseCoopers LLP to be our independent registered public accountants for the year ending December 31, 2007, and has recommended that the Board of Directors submit such selection to our shareholders for ratification.

AUDIT COMMITTEE

MICHAEL R. MCDONNELL, CHAIRMAN

WILLIAM E. BROCK

KENNETH A. SAMET

(DIRECTOR AND MEMBER OF THE COMMITTEE SINCE APRIL 2006)

DALE B. WOLF

STOCK OWNERSHIP

The following table provides information as of March 31, 2007, derived from beneficial ownership reports filed with the SEC and furnished to us, and other information provided to us, about the shares of our common stock that may be considered to be owned beneficially, within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, by each beneficial owner of more than 5% of our outstanding common stock, by each of our directors or nominees for director, by each of our named executive officers in the executive compensation table, and by all of our directors and executive officers as a group. Unless otherwise indicated, the business address of such person is HealthExtras, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850.

STOCK OWNERSHIP

Name	Number of Shares Owned	Percent of Common Stock Outstanding
Principal Financial Group, Inc.(1)	5,227,500	12.6%
Thomas L. Blair(2)	3,370,150	8.1%
T. Rowe Price Associates(3)	3,148,400	7.6%
Artisan Partners Limited Partnership(4)	2,150,400	5.2%
David T. Blair(5)	1,151,978	2.8%
Michael P. Donovan(6)	780,548	1.9%
Thomas M. Farah(7)	141,111	*	%
Nick J. Grujich(8)	126,588	*	%
Richard W. Hunt	12,500	*	%
William E. Brock(9)	33,000	*	%
Edward S. Civera(10)	37,000	*	%
Steven B. Epstein(11)	27,000	*	%
Daniel J. Houston(1,12)	—	—%
Michael R. McDonnell(13)	17,250	*	%
Kenneth A. Samet	2,000	*	%
Dale B. Wolf(14)	29,000	*	%
All directors and executive officers as a group (13 persons)(12,15)	5,728,125	13.8%

*	Less than 1% of outstanding shares.
(1)	Daniel J. Houston, a director of HealthExtras, is employed by Principal Financial Group or one of its affiliates. The business address for Mr. Houston is in care of Principal Financial Group, Inc., 711 High Street, Des Moines, Iowa 50392.
(2)	Thomas L. Blair and his wife may be deemed the beneficial owners of an aggregate of 3,370,150 shares of common stock of which 825,000 shares are pledged as security. Of the total shares, Mr. Blair has sole power, or joint power with Mrs. Blair, to vote and to invest 2,060,150 shares, and Mrs. Blair has sole power to vote and to invest 1,310,000 shares in her capacity as trustee.
(3)	Pursuant to a Schedule 13-G filed on February 13, 2007 by T. Rowe Price Associates, Inc., referred to as Price Associates, the number of shares owned beneficially as of December 31, 2006 was 3,148,400, with sole voting power as to 486,200 shares and sole dispositive power as to 3,148,400 shares. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The principal business address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	Pursuant to a Schedule 13-G filed jointly on January 26, 2007 by Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler and Carlene Murphy Ziegler, the number of shares owned beneficially as of December 31, 2006 was 2,150,400, with shared power to vote or to direct the vote of 1,912,600 shares and shared power to dispose or to direct the disposition of 2,150,400 shares. Persons other than Artisan Partners are entitled to receive all dividends from, and proceeds from the sale of, those shares. The shares were acquired on behalf of discretionary clients of Artisan Partners. None of those persons, to the knowledge of Artisan Partners, Artisan Corporation, Mr. Ziegler or Ms. Ziegler, has an economic interest in more than 5% of the class. Artisan Partners Limited Partnership is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corporation is the General Partner of Artisan Partners; Mr. Ziegler and Ms. Ziegler are the principal shareholders of Artisan Corporation. The principal business address for Artisan Partners Limited Partnership, Artisan Investment Company, Andrew A. Ziegler and Carlene Murphy Ziegler is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.
(5)	Includes 1,015,000 shares of common stock which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $6.49.
(6)	Includes 732,480 shares of common stock, which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $5.72.
(7)	Includes 116,000 shares of common stock, which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $2.76.
(8)	Includes 100,000 shares of common stock, which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $15.96, and 3,000 shares owned by his children over which Mr. Grujich has sole voting and dispositive power.
(9)	Includes 31,000 shares of common stock, which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $9.62.
(10)	Includes 35,000 shares of common stock, which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $7.39.
(11)	Includes 25,000 shares of common stock, which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $10.52.
(12)	Mr. Houston disclaims any beneficial ownership with respect to the shares beneficially owned by Principal Financial Group.
(13)	Includes 15,000 shares of common stock, which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $17.64.
(14)	Includes 25,000 shares of common stock, which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $10.52.
(15)	Includes shares of common stock which may be acquired within sixty days upon the exercise of outstanding options. Directors and executive officers may hold shares in brokerage accounts which could be subjected to margin calls.

We encourage our executives to adopt a stock trading plan in accordance with the guidelines specified in Rule 10b5-1 of the Securities Exchange Act of 1934. The Rule 10b5-1 plan is designed to enable our executives to avoid any real or perceived conflict of interest in connection with the trading of our securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports of ownership furnished to us, or written representations that no forms were necessary, we believe that during the past fiscal year, our executive officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements.

TRANSACTIONS WITH RELATED PERSONS

It is our policy that any transaction, regardless of the size or amount, involving us or any of our subsidiaries in which any of our directors, director nominees, executive officers, principal shareholders or any of their immediate family members has had or will have a direct or indirect material interest, be reviewed and approved or ratified by our Audit Committee, without the participation of any member who may be involved in the transaction. In each case, the Audit Committee will consider whether the transaction is fair and reasonable to us (i) in light of all of the facts and circumstances it deems relevant, and (ii) is consistent with the provisions of our Code of Ethics & Conduct and the rules and regulations promulgated by the SEC and the Nasdaq Stock Market requirements governing related-person transactions.

During 2006, we received legal services from Epstein Becker & Green, P.C., which we refer to as EBG, a law firm in which Mr. Steven Epstein, a Director of ours, is both a shareholder and executive committee member. Before Mr. Epstein was elected to our Board, we engaged EBG for legal services on a variety of matters and has continued to do so since that time. EBG, one of several law firms routinely providing services to us on an as-needed basis, renders its services at the hourly rates typically charged to its other clients, and there is no retainer agreement or other form of contract obligating the use of EBG or creating a financial penalty for not using EBG. Our legal fees from EBG were approximately $439,000 in 2006.

Due to an immediate need for additional office space to accommodate increased staffing requirements, we entered into a sublease agreement with United Medical Bank, FSB, which we refer to as UMB, in 2006 for 4,364 square feet of finished office space on the third floor of 800 King Farm Boulevard. No proximate built-out space was as readily available for such a flexible short-term period. Pursuant to the sublease, UMB passes through its rental costs to us. The UMB sublease rent equates to approximately $10,400 per month, and increases approximately 3% per year thereafter through May 14, 2015. We may terminate the sublease at any time upon 90 days’ notice. Thomas L. Blair, a director and 5% shareholder of ours, controls the holding company of UMB.

Our Senior Vice President, Pharmacy Benefits & Administration, is the brother-in-law of our Chief Executive Officer and the son-in-law of one of our Directors. During 2006, he was paid a salary of $215,000 and earned bonus and other compensation of $46,300.

All of the foregoing related-party transactions have been reviewed and approved by the Audit Committee.

MISCELLANEOUS

We will pay the cost of this proxy solicitation and reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to soliciting proxies by mail, our directors, officers and regular employees may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

Our Annual Report to Shareholders is being mailed with this proxy statement to shareholders of record as of the close of business on April 13, 2007. Any shareholder who has not received a copy of the annual report may obtain a copy by writing to our Corporate Secretary. The annual report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

If you and others who share your address own your shares in street name, your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any such shareholder residing at your address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in street name and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record. If you are a beneficial owner who did not receive your own copy of the proxy statement or annual report for the Annual Meeting and want such a copy, you may contact us by calling or writing to us and giving us your name, mailing address, and name of the record holder of your stock. The address you should write to is: HealthExtras, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, MD 20850, Attention: Thomas M. Farah, Corporate Secretary. Our phone number is (301) 548-2900.

Copies of our Form 10-K (without exhibits) for the fiscal year ended December 31, 2006, as filed with the SEC, will be furnished without charge to shareholders of record upon written request to the Corporate Secretary, HealthExtras, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850.

SHAREHOLDER PROPOSALS

Proposals for Inclusion in the 2008 Proxy Statement

Proposals that shareholders seek to have included in the proxy statement for our annual meeting of shareholders to be held in 2008 must be received by us no later than January 2, 2008. Any such proposals will be subject to the requirements of the proxy rules adopted by the SEC.

Other Shareholder Proposals for Consideration at the 2008 Annual Meeting of Shareholders

Our Bylaws provide an advance notice procedure for certain business to be brought before an annual meeting. In order for a shareholder to properly bring business before an annual meeting, the shareholder must deliver written notice to our Corporate Secretary at our principal executive offices not less than 90 days before the time originally fixed for such meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the shareholder’s name and address, as it appears on the our record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of our common stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the Board, the nominating shareholder must also provide all information regarding the nominee as required by Regulation 14A under the Securities Exchange Act of 1934, including the nominee’s written consent to being named in the proxy statement as a nominee and to serve as a director.

EXHIBIT A

HEALTHEXTRAS, INC.

MANAGEMENT NON-EQUITY INCENTIVE COMPENSATION PLAN

1.	PURPOSE OF THE PLAN

The purpose of the Management Non-Equity Incentive Compensation Plan (the “Plan”) is to (i) link executive compensation to the attainment of specific corporate performance objectives and (ii) to provide a competitive reward structure for executive management. The Company intends that Awards under this Plan satisfy the applicable requirements of Section 162(m) of the Code in order to preserve the tax deductibility of such performance Awards. It is intended that the Plan shall be operated and interpreted such that performance Awards remain tax deductible by the Company.

2.	DEFINITIONS

Affiliate means any subsidiary of the Company and any other entity controlled, directly or indirectly, by the Company.

Award means a cash payment made to a Participant pursuant to the terms of this Plan.

Base Salary means, as to a Performance Period, a Participant’s actual salary rate in effect as of the first business day of the Performance Period pursuant to a determination made prior to the Determination Date. Such salary shall be before (i) deductions for taxes and benefits, and (ii) deferrals of compensation pursuant to Company- or Affiliate-sponsored plans.

Board means the Board of Directors of the Company.

Change in Control:

(a) General. Except as may be otherwise provided in an individual Award agreement or as may be otherwise required in order to comply with Code Section 409A, a Change in Control shall be deemed to have occurred on the earliest to occur of the following:

(i)	individuals who, on June 7, 2005 constitute the Board (the “Incumbent Directors”) cease for any reason within any twenty-four (24) month period to constitute at least a majority of the Board (or the board of directors of any successor to the Company), provided that any person becoming a director subsequent to such date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board (including by reason of any agreement intended to avoid or settle such election contest or solicitation of proxies) shall be deemed to be an Incumbent Director until twenty-four (24) months after such election;

(ii)

any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Affiliate, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 35% or more of Company Voting Securities by such person;

(iii)	the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Affiliates that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 90% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Corporation Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

(iv)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets; or

(v)	the occurrence of any other event that the Board determines by a duly approved resolution constitutes a Change in Control.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

(b) Definition Applicable to Awards Subject to Code Section 409A: Notwithstanding the preceding provisions of this definition of Change in Control, in the event that any Awards granted under the Plan are deemed to be deferred compensation subject to the provisions of Code Section 409A, then distributions related to such Awards may be permitted, in the Administrator’s discretion, upon the occurrence of one or more of the following events (as they are defined and interpreted under Code Section 409A): (A) a change in the ownership of the Company, (B) a change in effective control of the Company, or (C) a change in the ownership of a substantial portion of the assets of the Company.

Code means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

Committee means the Compensation Committee of the Company’s Board of Directors, or any other committee or subcommittee appointed by the Board pursuant to Section 3(a) of the Plan.

Company means HealthExtras, Inc., a Delaware corporation.

Determination Date means, as to a Performance Period, a date not later than the latest date possible that will not jeopardize the qualification of amounts paid under the Plan as “performance-based compensation” under Code Section 162(m).

Participant means, as to any Performance Period, a Vice President or above of the Company or an Affiliate who has been selected by the Committee for participation in the Plan for such Performance Period.

Performance Measure means the performance criteria set forth in Section 5(d) of the Plan.

Performance Period means a period of not greater than twelve months that is designated by the Committee for the purposes specified herein. Subject to Code Section 162(m), the Committee may designate one or more Performance Periods which may or may not run concurrently.

Termination of Employment means the time when the employee-employer relationship between the Participant and the Company and its Affiliates is terminated for any reason, including, but not limited to, a termination by resignation, discharge, death, permanent disability, retirement, but excluding any such termination where there is a simultaneous reemployment by either the Company or an Affiliate.

3.	ADMINISTRATION OF THE PLAN

(a) The Plan shall be administered by a committee consisting solely of at least two of the members of the Compensation Committee of the Board who qualify as “outside directors” within the meaning of Code Section 162(m) or such other committee or subcommittee designated by the Board of Directors of the Company consisting solely of at least two “outside directors” within the meaning of Code Section 162(m).

(b) Subject to the provisions of the Plan, the Committee shall have exclusive authority to select the Plan Participants for a Performance Period, determine the relative percentages of the Award based upon Company performance and individual performance, and determine the Award levels and the performance thresholds that must be achieved prior to payment of Awards. For each Performance Period, all such actions shall be taken by the Determination Date.

(c) The Committee shall have all discretion and authority necessary or appropriate to administer the Plan, including, but not limited to, the power to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable in the administration of the Plan. Such determination shall be final and binding upon all persons having an interest in the Plan.

(d) A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting at which a quorum is present, or any action taken without a meeting by a writing executed by a majority of the Committee, shall constitute the act of the Committee.

(e) All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons, and the Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinion or valuations of any such persons. No member of the Committee shall be personally liable for, and all members of the Committee shall be fully protected by the Company in respect of, any action, determination, or interpretation taken or made with respect to the Plan, unless such action, determination or interpretation constitutes criminal misconduct, willful negligence or demonstrates bad faith.

4.	ELIGIBILITY & PARTICIPATION

The Plan is designed for the benefit of those Vice Presidents and above of the Company and its Affiliates whose responsibilities and performance significantly influence Company results. Plan Participants shall be selected by the Committee for each Performance Period prior to or on the Determination Date for such Performance Period. Participation in the Plan is on a Performance Period basis only and in the sole discretion of the Committee. No Participant with respect to a specific Performance Period shall be entitled to participate in the Plan in a subsequent Performance Period unless selected as a Participant for such Performance Period by the Committee.

5.	DETERMINATION OF AWARDS

(a) Prior to or on the Determination Date, the Committee, in its sole discretion, shall assign each Participant a target Award and prescribe all other factors to be used for determining the amount of the Awards to be paid to Participants pursuant to the Plan for a Performance Period. The Committee shall also prescribe the percentage of the target Award for each Participant that will be determined based upon Company Performance Measures and the percentage that will be determined based upon individual performance factors. Target Awards shall be expressed as a percentage of Base Salary or a dollar amount. Notwithstanding any other provision of the Plan, the maximum Award payable pursuant to the Plan to a Participant for any Performance Period shall be $1 million.

(b) The Committee shall prescribe what portion of the target Award will be determined based upon each type of Performance Measure to be used for a Performance Period, and the level of achievement of each such goal for the Performance Period that must be reached to earn the portion of the target Award related to such goal. The Committee may also prescribe levels of achievement that will result in an Award higher or lower than the target Award and set minimum achievement thresholds below which no Award based on the particular performance goal will be paid.

(c) Actual corporate performance will determine the amount of the portion of the Award related to Company performance for each individual Participant that has been earned based on the extent to which the pre-determined thresholds are achieved or exceeded by the Company. All calculations related to financial Performance Measures listed in Section 5(d) shall be made in accordance with generally accepted accounting principles and may exclude any non-recurring items that are specified by the Committee.

(d) The Committee, in its sole discretion, may select the Performance Measures for any Performance Period from among the following:

(i)	basic earnings per share,

(ii)	diluted earnings per share,

(iii)	net income,

(iv)	gross margin,

(v)	operating income,

(vi)	earnings before income tax,

(vii)	revenue,

(viii)	cash flow from operations,

(ix)	strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets,

(x)	client retention rates,

(xi)	number of prescriptions processed,

(xii)	business expansion goals

(xiii)	goals relating to acquisitions or divestitures,

(xiv)	goals relating to capital raising and capital management, or

(xv)	any combination of the foregoing.

(e) The Committee shall prescribe the portion of the target Award that will be determined based upon each type of individual performance goal to be used for a Performance Period, and the levels of achievement of each such goal for the Performance Period that must be reached to earn the portion of the target Award related to such goal. The Committee may also prescribe levels of achievement that will result in an Award higher or lower than the target Award and set minimum achievement thresholds below which no Award based on the particular performance goal will be earned. The portion of the Award related to individual performance goals shall be based upon satisfactory achievement of the individual performance goals established by the Committee. The Committee shall take into consideration the advice of the Chief Executive Officer of the Company for this purpose, but the Committee shall make the final determination.

(f) Except as provided in this Section 5(f), Performance Measures established for a specified Performance Period shall not thereafter be subject to revision or alteration. In the event the Committee determines that a revision or alteration of the target Awards or Performance Measures for a specified Performance Period is appropriate, the Committee shall reestablish such target Awards or Performance Measures to maintain as closely as possible the previously established expected level of overall performance, taken as a whole, as is practicable. Notwithstanding the foregoing, any adjustments to the target Awards or Performance Measures applicable to a “covered employee” within the meaning of Section 162(m) shall conform to the requirements of Code Section 162(m) of the Code and the regulations promulgated thereunder. In connection with a possible revision or alteration of Performance Measures, the Committee may consider factors including, but not limited to, the occurrence of a business combination involving the Company, the declaration and distribution of stock dividends or stock splits, mergers, consolidation or reorganizations, acquisitions or dispositions of a material business units, or infrequently occurring or extraordinary gains or losses.

(g) The Committee may, in its sole discretion, adjust the amount of an Award for any or all Participants if it determines that circumstances (including, but not limited to, the subjective appraisal of the Participant’s performance for the Performance Period) warrant; provided, however, that in the case of “covered employee” within the meaning of Section 162(m), any such adjustment shall only result in a reduced, but not an increased, payment.

(h) Any provision of this Plan to the contrary notwithstanding, in the event that an individual becomes employed by the Company or an Affiliate after the beginning of the Performance Period and the Committee, in its sole discretion, selects such individual for participation in the Plan for such initial Performance Period of employment, the Committee may designate a short performance period (instead of the Performance Period) for purposes of this Plan for such Participant that ends on the last day of such Performance Period but begins on a date that is later than the first day of such Performance Period. In such event, the Committee shall establish levels of achievement for the short performance period for those performance factors selected by the Committee for such Participant under the preceding provisions of this Section 5. References in the Plan to the “Performance Period” with respect to any such Participant shall refer to the short performance period established by the Committee pursuant to this Section 5(h), and references in the Plan to the “Determination Date” with respect to such Participant shall mean the latest date possible that will not jeopardize the amounts paid under the Plan as “performance-based compensation” under Code Section 162(m) with respect to such short performance period. In no event shall an individual who is a “covered employee” within the meaning of Section 162(m) be added to the Plan as a Participant after the eighth month of the Performance Period.

(i) If a Participant dies, becomes permanently disabled, is assigned to a different position that significantly affects his or her ability to achieve the performance goals specified, is granted a leave of absence which includes the ability to receive payment for an Award in accordance with the terms of this section, or other events have occurred which the Committee determines should be treated similarly, during a Performance Period, a pro rata share of the Participant’s Award based on the period of actual participation may be paid to the Participant after the end of the Performance Period if it would have become earned and payable had the Participant’s employment status not changed; provided, however, that the amount of the Award actually paid to a given Participant may be less than (including zero) the amount determined by the applicable performance goal formula, at the discretion of the Committee.

(j) The Committee, at the time of grant of an Award, may provide that in the event that (i) a Participant’s employment is actually or constructively terminated (other than for cause) during a given Performance Period (the “Affected Performance Period”) and (ii) a Change in Control shall have occurred within the 365 days immediately preceding the date of such termination, then such Participant shall receive, promptly after the date of such termination, payment for the Award for the Affected Performance Period as if the performance goals for such Performance Period had been achieved at 100%. Notwithstanding the preceding sentence, however, in no event shall these payments for an Award governed by this Plan, together with all other payments or benefits afforded to the Participant in connection with a Change in Control, constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto. In order to avoid an excess parachute payment, the payments provided to a Participant for an Award governed by this paragraph, together with all other payments and benefits considered made in connection with a Change in Control, will be reduced, if necessary, to an amount which is one dollar ($1.00) less than an amount equal to three (3) times the Participant’s “base amount,” as determined in accordance with Section 280G of the Code. In the event of any such reduction, the Participant shall be entitled to allocate the required reduction.

6.	PAYMENT OF AWARD

Prior to the payment of any Awards, the Committee shall certify in writing the level of achievement for each Company performance goal for the Performance Period and the level of achievement by each Participant with respect to any individual performance goals applicable to such Participant’s award and determine the amount of the Award, if any, payable to each Participant. Payment of Awards shall be made in cash as soon as administratively practicable following the Committee’s certification. Notwithstanding any contrary provision of the Plan, no provision of the Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled. The Company shall withhold all applicable taxes required by law from any payment, including any federal, FICA, state and local taxes.

7.	EMPLOYMENT RIGHTS

Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company or its Affiliates or shall interfere with or restrict in any way the rights of the Participant’s employer to discharge or change the terms of employment of any Participant at any time for any reason whatsoever, with or without cause.

8.	EFFECT UPON OTHER PLANS

The adoption of the Plan shall not affect any other equity or other compensation or incentive plan in effect for the Company or any Affiliate, and the Plan shall not preclude the Board from establishing any other forms of incentive compensation for employees of the Company or its Affiliates.

9.	GOVERNING LAW

The Plan shall be construed, administered and enforced according to the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law.

10.	NOTICES

Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to the Committee, at the Company’s principal executive offices, and to a Participant, to the Participant’s address as shown in the Company’s personnel records.

11.	SUCCESSORS & ASSIGNS

The provisions of the Plan shall inure to the benefit of and be binding upon the Participants and their respective legal representatives and testate or intestate distributes, and the Company, its Affiliates, and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred.

12.	AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

The Board, in its sole discretion, may alter, amend or terminate the Plan, or any part thereof, at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code Section 162(m) as “performance-based compensation,” any such amendment shall be subject to shareholder approval.

13.	SEVERABILITY

If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

14.	QUALIFIED PERFORMANCE-BASED COMPENSATION

With regard to compensation paid to Participants under this Plan, all of the terms and conditions of the Plan shall be interpreted in such a manner as to qualify all compensation paid hereunder as “qualified performance-based compensation” within the meaning of Code Section 162(m).

15.	EFFECTIVE DATE; TERM

The Plan shall be effective upon adoption by the Board of Directors of the Company, subject to approval by the shareholders. If the Plan is not so approved by the shareholders, the Plan shall terminate and all actions taken under the Plan shall be null and void and no payments shall be made under the Plan. The Plan shall expire after the completion of the Performance Period ending December 31, 2012 and the payment of Awards, if any, payable with respect to such Performance Period.

ANNUAL MEETING OF SHAREHOLDERS OF

HEALTHEXTRAS, INC.

June 5, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER
- OR -	ACCOUNT NUMBER
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.

ê     Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.     ê

■ 20333000000000000000    6                                                                                                              060507

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES AND “FOR” ALL OF THE PROPOSALS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1. The election as directors of all nominees listed (except as marked to the contrary below).		2. Approval of the HealthExtras, Inc. Management Non-Equity Incentive Compensation Plan.	☐	☐	☐

	NOMINEES: (See instruction below)	3. The ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants of HealthExtras, Inc. for the fiscal year ending December 31, 2007.	☐	☐	☐
☐ FOR ALL NOMINEES	O Thomas L. Blair O William E. Brock O Edward S. Civera
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” all of the nominees and “FOR” each of the proposals listed. If any other business is presented at the Annual Meeting, this proxy will be voted by the proxies in their best judgement. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

The signer acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and of a Proxy Statement and of the Annual Report to shareholders.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder.	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

HEALTHEXTRAS, INC.

2007 ANNUAL MEETING OF SHAREHOLDERS

June 5, 2007

10:00 a.m. Eastern Time

The undersigned hereby appoints Steven B. Epstein and Dale B. Wolf, and each of them, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of HealthExtras, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held on June 5, 2007, at 10:00 a.m. Eastern Time, at The Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, VA 22102, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting, as follows:

(Continued and to be signed on the reverse side.)

■                                                                                                                                                                                                    14475  ■

ANNUAL MEETING OF SHAREHOLDERS OF

HEALTHEXTRAS, INC.

June 5, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

■        20333000000000000000    6                                                                                                               060507

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES AND “FOR” ALL OF THE PROPOSALS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

			FOR	AGAINST	ABSTAIN
1. The election as directors of all nominees listed (except as marked to the contrary below).		2. Approval of the HealthExtras, Inc. Management Non-Equity Incentive Compensation Plan.	☐	☐	☐

	NOMINEES: (See instruction below)	3. The ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants of HealthExtras, Inc. for the fiscal year ending December 31, 2007.	☐	☐	☐
☐ FOR ALL NOMINEES	O Thomas L. Blair O William E. Brock O Edward S. Civera
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” all of the nominees and “FOR” each of the proposals listed. If any other business is presented at the Annual Meeting, this proxy will be voted by the proxies in their best judgement. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

The signer acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and of a Proxy Statement and of the Annual Report to shareholders.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■                                                                                                                                                                                                  ■

HEALTHEXTRAS, INC.

2007 ANNUAL MEETING OF SHAREHOLDERS

June 5, 2007

10:00 a.m. Eastern Time

The undersigned hereby appoints Steven B. Epstein and Dale B. Wolf, and each of them, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of HealthExtras, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held on June 5, 2007, at 10:00 a.m. Eastern Time, at The Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, VA 22102, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting, as follows:

(Continued and to be signed on the reverse side.)

■                                                                                                                                                                                                    14475     ■